UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C.  20549

Amendment No. 1

to

FORM S-1

REGISTRATION STATEMENT

 UNDER THE SECURITIES ACT OF 1933

S3 INVESTMENT COMPANY, INC.

(Exact name of small business issuer as specified in its charter)

California	6719	33-0906297
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(IRS Employer Identification No.)

4115 Blackhawk Plaza Circle, Suite 100

Danville, CA 94506

(Address of principal executive offices)

(925) 736-2861

(Issuer’s telephone number)

James Bickel

President and Chief Executive Officer

4115 Blackhawk Plaza Circle, Suite 100

Danville, CA 94506

(925) 736-2861
(Name, address, and telephone number of agent for service)

Approximate date of commencement of proposed sale to the public: As soon as practicable after the effective date of this Registration Statement.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. ¨

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act Registration Statement number of the earlier effective Registration Statement for the same offering. ¨

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act Registration Statement number of the earlier effective Registration Statement for the same offering. ¨

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act Registration Statement number of the earlier effective Registration Statement for the same offering. ¨

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer or a smaller reporting company.

Large accelerated filer ☐	Accelerated filer ☐
Non-accelerated filer ☐	Smaller reporting company ☒

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Amount of Shares to be Registered	Proposed Maximum Offering Price Per Share	Proposed Maximum Aggregate Offering Price(1)	Amount of Registration Fee(2)

Common Stock	1,541,535,311	$.001	$3,083,070.62	$121.16

(1)

The offering price has been estimated solely for the purpose of computing the amount of the registration fee in accordance with Rule 457(o). Our common stock is traded on the Pink Sheets under the symbol SIVC; the offering price was determined by our approximate last trading price. The price of $0.001 is a price at which the selling security holders may sell their shares until our common stock is quoted on the OTC Bulletin Board at which time the shares may be sold at prevailing market prices or privately negotiated prices. There can be no assurance that a market maker will agree to file the necessary documents with the Financial Industry Regulatory Authority, which operates the OTC Electronic Bulletin Board, nor can there be any assurance that such an application for quotation will be approved.

(2)

Previously paid.

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until this registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. We may not sell our shares until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell our shares, and it is not soliciting an offer to buy our shares in any state where the offer or sale is not permitted.

EXPLANATORY NOTE: S3 Investment Company, Inc. is filing this Amendment No. 1 to our Registration Statement on Form S-1, as filed with the U.S. Securities and Exchange Commission on November 18, 2008, to update the financial statements and disclosure pursuant to Rule 8-08 of Regulation S-X.

SUBJECT TO COMPLETION, DATED December 22, 2008

PRELIMINARY PROSPECTUS

S3 Investment Company, Inc.

1,541,535,311 Shares of Common Stock

Price per share: $.001

Total cash proceeds if all shares are sold: $0

This is a public offering of 1,541,535,311 shares of our common stock. All shares are being offered for resale by selling security holders identified in this prospectus. The selling security holders may, from time to time, sell, transfer or otherwise dispose of any or all of their shares of common stock on any stock exchange, market or trading facility on which the shares are traded or quoted or in private transactions. These dispositions may be at prevailing market prices at the time of sale, or at privately negotiated prices. However, because there is no trading market in our common stock as of the date of this prospectus, the selling security holders will only sell shares at $.001 per share until shares of our common stock are traded on the OTC Bulletin Board. Once our common stock trades on the OTC Bulletin Board, the selling security holders may sell their shares of common stock in the manner set forth above and as described in "Plan of Distribution." We will not receive any of the proceeds from the sale of shares by the selling security holders.

Prices of our common stock currently are quoted on the Pink Sheets under the symbol "SIVC." On December 4, 2008, the most recent date on which shares of our common stock were traded, the closing sale price for a share of our common stock was $.001.

Our principal offices are located at 4115 Blackhawk Plaza Circle, Suite 100, Danville, CA 94506 and our telephone number is (925) 736-2861.

INVESTING IN OUR SHARES OF COMMON STOCK INVOLVES SUBSTANTIAL RISKS. SEE "RISK FACTORS" BEGINNING ON PAGE 8 FOR FACTORS YOU SHOULD CONSIDER BEFORE BUYING SHARES OF OUR COMMON STOCK.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR DETERMINED IF THIS PROSPECTUS IS ACCURATE OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

The purchase of our shares involves substantial risk. See "risk factors" beginning on page 3 for a discussion of risks to consider before purchasing our common stock.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of the prospectus. Any representation to the contrary is a criminal offense.

	Price to Public	Underwriting Discounts and Commissions	Proceeds to S3 Investment Company, Inc.
Per Share	$0.001	$0	$0
Total	$154,153.53	$0	$0

Any investment in the shares offered herein involves a high degree of risk. You should only purchase shares if you can afford a loss of your investment. Our independent auditor has issued an audit opinion which includes a statement expressing substantial doubt as to our ability to continue as a going concern.

As of the date of this prospectus, our stock is presently not traded on any market or securities exchange and there is no assurance that a trading market for our securities will ever develop.

THE PURCHASE OF THE SECURITIES OFFERED THROUGH THIS PROSPECTUS INVOLVES A HIGH DEGREE OF RISK. YOU SHOULD CAREFULLY READ AND CONSIDER THE SECTION OF THIS PROSPECTUS ENTITLED "RISK FACTORS" ON PAGES 3 THROUGH 9 BEFORE BUYING ANY SHARES OF S3 INVESTMENT COMPANY’S COMMON STOCK.

NEITHER THE SEC NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ADEQUACY OR ACCURACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

THE INFORMATION IN THIS PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED. WE WILL NOT SELL THESE SECURITIES UNTIL THE REGISTRATION STATEMENT FILED WITH THE U.S. SECURITIES COMMISSION HAS BEEN CLEARED OF COMMENTS AND IS DECLARED EFFECTIVE. THIS PROSPECTUS IS NOT AN OFFER TO SELL THESE SECURITIES AND IT IS NOT SOLICITING AN OFFER TO BUY THESE SECURITIES IN ANY STATE WHERE THE OFFER OF SALE IS NOT PERMITTED.

THE DATE OF THIS PROSPECTUS IS DECEMBER 24, 2008.

TABLE OF CONTENTS

Prospectus Summary	1
Risk Factors	3
Special Note Regarding Forward-Looking Information	8
Use of Proceeds	8
Determination of Offering Price	8
Dilution	9
Plan of Distribution and Terms of the Offering	10
Legal Proceedings	11
Director, Executive Officers, Promoters and Control Persons	12
Security Ownership of Certain Beneficial Owners and Management	14
Description of Securities	15
Interest of Named Experts and Counsel	17
Disclosure of Commission Position on Indemnification for Securities Act Liabilities	18
Description of Business	18
Reports to Stockholders	20
Management’s Discussion and Analysis or Plan of Operation	20
Facilities	36
Certain Relationships and Related Party Transactions	36
Market for Common Equity and Related Stockholders Matters	37
Dividends	37
Executive Compensation	38
Shares Eligible for Future Sale	42
Index to Financial Statements	44
Report of Independent Certified Public Accountant	F-1
Balance Sheets	F-2
Statements of Operations	F-3
Statements of Changes in Stockholders’ Equity (Deficit)	F-4
Statements of Cash Flows	F-5
Notes to Financial Statements	F-6

Prospectus Summary

This summary contains basic information about us and the offering. Because it is a summary, it does not contain all the information that you should consider before investing. You should read the entire prospectus carefully, including the risk factors and our financial statements and the related notes to those statements included in this prospectus. Except as otherwise required by the context, references in this prospectus to “we,” “our,” “us,” and “S3” refer to S3 Investment Company, Inc.

S3 Investment Company, Inc.’s address and phone number is:

4115 Blackhawk Plaza Circle, Suite 100

Danville, CA 94506

(925) 736-2861

THE OFFERING

Common Stock Offered for Sale	1,541,535,311
Price to the Public	$0.001 per share in cash
Use of Proceeds	The company shall not receive any proceeds
Number of Shares Outstanding Prior to the Offering	1,541,535,311
Plan of Distribution	This is a direct public offering with no commitment by anyone to purchase any shares.

Management may not, and will not purchase any shares in this offering.

SUMMARY FINANCIAL INFORMATION

The following financial data should be read in conjunction with the financial statements and related notes thereto and our "Management's Discussion and Analysis or Plan of Operation" discussions, all of which are included elsewhere in this prospectus.

The statements of operations data for the three months ended September 30, 2008 and 2007, and for the years ended June 30, 2008 and 2007 and the balance sheet data at September 30, 2008 and at June 30, 2008 and 2007 are derived from our audited financial statements and related notes thereto included elsewhere in this prospectus.

	September 30,	September 30,	June 30,
	2008	2007	2008	2007
STATEMENTS OF OPERATIONS DATA:
Net revenues ..............	$ -	$ -	$ 2,318,670	$ 186
Cost of sales .............	$ -	$ -	$ 578,801	$ -
Gross profit ..............	$ -	$ -	$ 1,739,869	$ 186
Operating expenses .........	$ 658,946	$ 763,001	$ 2,551,338	$ 2,616,052
(Loss) income from operations	$ (496,538)	$ (763,001)	$ (1,284,759)	$ (2,595,815)
Net (loss) income ...........	$ (466,936)	$ (644,555)	$ (1,094,455)	$ (3,402,499)
Basic (loss) income per share $	$ (0.00)	$ (0.00)	$ (0.00)	$ (0.09)
Diluted (loss) income per share $	$ (0.00)	$ (0.00)	$ (0.00)	$ (0.00)
Shares used in computing:
Basic (loss) income per share	1,133,284,563		847,791,275	36,591,502
Diluted (loss) income per share	1,133,284,563		847,791,275	36,591,502

	September 30,		June 30,
	2008		2008	2007
BALANCE SHEET DATA:
Cash and cash equivalents .....................	$ 232,418		$ 112,326	$ 21,895
Investments in securities .....................	$ 1,643,617		$ 1,643,617	$ 52,074
Working capital ...............................	$ (2,378)		$ 185,384	$ (104,259)
Total assets ..................................	$ 2,180,224		$ 1,923,166	$ 327,060
Total shareholders' (deficit) equity ..........	$ 45,675		$ 232,611	$ (56,481)

RISK FACTORS

There are several risks related to our business, this offering, and ownership of our common stock that you should consider before you decide to buy our common stock in this offering. You should read this "Risk Factors" section as well as other cautionary statements throughout this prospectus before investing in shares of our common stock.

Our management is responsible for establishing and maintaining adequate internal control over financial reporting. As defined in Exchange Act Rule 13a-15(f), internal control over financial reporting is a process designed by, or under the supervision of, the principal executive and principal financial officer and effected by the board of directors, management and other personnel, to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with accounting principles generally accepted in the United States of America and includes those policies and procedures that: (i) pertain to the maintenance of records that in reasonable detail accurately and fairly reflect the transactions and dispositions of the assets of S3 Investment Company; (ii) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with accounting principles generally accepted in the United States of America, and that receipts and expenditures of S3 Investment Company are being made only in accordance with authorizations of management and directors of S3 Investment Company, and (iii) provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use or disposition of S3 Investment Company’s assets that could have a material effect on the financial statements.

We Will Need to Raise Additional Capital to Finance Operations

Past operations have relied on monies generated from external financing to fund our operations.  However, we anticipate that we will generate profits in the coming year so that we will not need to rely entirely on external financing to fund our anticipated operating expenses.  External financing may be required for future expansion, however.  We cannot assure you that financing whether from external sources or related parties will be available if needed or on favorable terms.  The sale of our common stock to raise capital may cause dilution to our existing shareholders. Our inability to obtain adequate financing may result in the need to curtail business operations.  Any of these events would be materially harmful to our business and may result in a lower stock price.

There is Substantial Doubt About Our Ability to Continue as a Going Concern Due to Recurring Losses and Working Capital Shortages, Which Means That We May Not Be Able to Continue Operations Unless We Obtain Additional Funding

The report of our independent accountants on our June 30, 2008 financial statements included an explanatory paragraph indicating that there is substantial doubt about our ability to continue as a going concern due to recurring losses and working capital shortages.  Our ability to continue as a going concern will be determined by our ability to obtain additional funding.  Our financial statements do not include any adjustments that might result from the outcome of this uncertainty.

We Are Not Likely to Succeed Unless We Can Overcome the Many Obstacles We Face.

As an investor, you should be aware of the difficulties, delays and expenses we encounter, many of which are beyond our control, including unanticipated market trends, employment costs, and administrative expenses.  We cannot assure our investors that our proposed business plans as described in this report will materialize or prove successful, or that we will ever be able to finalize development of our products or services or operate profitably.  If we cannot operate profitably, you could lose your entire investment.

Our Revenues Are Difficult To Predict

For a variety of reasons, our revenues are difficult to predict and may vary significantly from year to year. Our ability to achieve our goal depends on a number of factors, many of which are outside of our control, including changes in our customers’ strategic and financial plans, competitive factors and overall market conditions. The difficulty in forecasting revenues increases the difficulty in forecasting our working capital requirements.

We Could Fail to Retain or Attract Key Personnel

Our future success depends, in significant part, on the continued services of James Bickel our Chief Executive Officer.  We cannot assure you that we would be able to find an appropriate replacement for him or other key personnel.  Any loss or interruption of our key personnel's services could adversely affect our ability to develop our business plan.  We have an employment agreement with Mr. Bickel, but no life insurance on the life of Mr. Bickel.

We Will Incur Increased Costs as a Result of Becoming a Reporting Company, and Given Our Limited Capital Resources, Such Additional Costs May Have an Adverse Impact on Our Profitability.

Following the effectiveness of this S-1 Registration Statement, we will be a Securities and Exchange Commission (“SEC”) reporting company. Previously, we reported to the SEC but ceased reporting at December 31, 2006 due to the uncertainty of our continuing operations and pursuant to Rule 12h-3 of the Securities and Exchange Act of 1934. In addition, the Sarbanes- Oxley Act of 2002, as well as a variety of related rules implemented by the SEC, have required changes in corporate governance practices and generally increased the disclosure requirements of public companies. For example, as a result of becoming a reporting company, we will be required to file periodic and current reports and other information with the SEC and we must adopt policies regarding disclosure controls and procedures and regularly evaluate those controls and procedures. As a reporting company, we will incur significant additional legal, accounting and other expenses in connection with our public disclosure and other obligations. The additional costs we will incur in connection with becoming a reporting company will serve to further stretch our limited capital resources. In other words, due to our limited resources, we may have to allocate resources away from other productive uses in order to pay any expenses we incur in order to comply with our obligations as an SEC reporting company. Further, there is no guarantee that we will have sufficient resources to meet our reporting and filing obligations with the SEC as they come due.

Our Officers and Directors Have the Ability to Exercise Significant Influence Over Matters Submitted for Stockholder Approval and Their Interests May Differ From Other Stockholders

Our executive officers and directors have the opportunity, whether acting alone or together, to have significant influence in determining the outcome of any corporate transaction or other matter submitted to our Board for approval, including appointing officers, which could have a material impact on mergers, acquisitions, consolidations and the sale of all or substantially all of our assets.  The interests of these board members may differ from the interests of the other stockholders.

There Are Risks Associated With Conducting Business Operations With Foreign Countries, Including Political and Social Unrest, Which May Adversely Affect Our Operations and Consequently Our Profitability.

Our primary operations are located in China. Accordingly, we are subject to risks not typically associated with ownership of U.S. companies and therefore should be considered more speculative than investments in the U.S. Our operations could be affected in varying degrees by political instability, social unrest and changes in government regulation relating to foreign investment, and the import and export of goods and services. Operations may also be affected in varying degrees by possible terrorism, military conflict, crime, fluctuations in currency rates and high inflation.

Fluctuations in the Chinese Yuan to U.S. Dollar Exchange Rate May Adversely Affect Our Reported Operating Results.

Our operations take place mostly in China. A decline in the value of the dollar relative to this foreign currency could negatively affect our actual operating costs in U.S. Dollars and our reported results of operations, since we may have to pay more for the same products and services. We do not currently engage in any currency hedging transactions intended to reduce the effect of fluctuations in foreign currency exchange rates on our results of operations. We cannot guarantee that we will enter into any such currency hedging transactions in the future or, if we do, that these transactions will successfully protect us against currency fluctuations.

Our Stock is Thinly Traded, Which May Make it More Difficult For Investors to Resell Their Shares Due to Suitability Requirements.

We have been recently cleared for quotation on the Pink Sheets. Shares of our common stock could be thinly traded on the Pink Sheets electronic trading platform, meaning that the number of persons interested in purchasing our common shares at or near bid prices at any given time may be relatively small or non-existent. This situation is attributable to a number of factors, including the fact that we are a small company which is relatively unknown to stock analysts, stock brokers, institutional investors and others in the investment community that generate or influence sales volume, and that even if we came to the attention of such persons, they tend to be risk-averse and would be reluctant to follow an unproven company such as ours or purchase or recommend the purchase of our shares until such time as we became more seasoned and viable. As a consequence, there may be periods of several days or more when trading activity in our shares is minimal or non-existent, as compared to a seasoned issuer which has a large and steady volume of trading activity that will generally support continuous sales without an adverse effect on share price. We cannot give you any assurance that a broader or more active public trading market for our common shares will develop or be sustained, or that current trading levels will be sustained. Due to these conditions, we can give you no assurance that you will be able to sell your shares at or near bid prices or at all if you need money or otherwise desire to liquidate your shares.

Our Common Stock May Be Affected By Limited Trading Volume and May Fluctuate Significantly.

There has been a limited public market for our common stock and there can be no assurance that an active trading market for our common stock will develop.  As a result, this could adversely affect our shareholders' ability to sell our common stock in short time periods, or possibly at all.  Our common stock has experienced, and is likely to experience in the future, significant price and volume fluctuations that could adversely affect the market price of our common stock without regard to our operating performance.  In addition, we believe that factors such as quarterly fluctuations in our financial results and changes in the overall economy or the condition of the financial markets could cause the price of our common stock to fluctuate substantially.

Obtaining Additional Capital Through the Sale of Common Stock Will Result in Dilution of

Shareholder Interests.

We may raise additional funds in the future by issuing additional shares of common stock or other securities, which may include securities such as convertible debentures, warrants or preferred stock that are convertible into common stock. Any such sale of common stock or other securities will lead to further dilution of the equity ownership of existing holders of our common stock.

We Are Unlikely to Pay Dividends on Our Common Stock in the Foreseeable Future, Therefore You May Not Derive Any Income Solely From Ownership of Our Stock.

We have never declared or paid dividends on our stock. We currently intend to retain all available funds and any future earnings for use in the operation and expansion of our business. We do not anticipate paying any cash dividends in the foreseeable future, and it is unlikely that investors will derive any current income from ownership of our stock. This means that your potential for economic gain from ownership of our stock depends on appreciation of our stock price and will only be realized by a sale of the stock at a price higher than your purchase price.

Our Common Stock is Subject to the “Penny Stock” Rules of the SEC and the Trading Market in Our Securities is Limited, Which Makes Transactions in Our Stock Cumbersome and May Reduce the Value of an Investment in Our Stock.

The SEC has adopted Rule 15g-9 which establishes the definition of a “penny stock,” for the purposes relevant to us, as any equity security that has a market price of less than $5.00 per share or with an exercise price of less than $5.00 per share, subject to certain exceptions.  Inasmuch as that the current bid and ask price of common stock is less than $5.00 per share, our shares are classified as “penny stock” under the rules of the SEC.  For any transaction involving a penny stock, unless exempt, the rules require:

•

That a broker or dealer approve a person’s account for transactions in penny stocks; and

•

The broker or dealer receives from the investor a written agreement to the transaction, setting forth the identity and quantity of the penny stock to be purchased.

In order to approve a person’s account for transactions in penny stocks, the broker or dealer must:

•

Obtain financial information and investment experience objectives of the person; and

•

Make a reasonable determination that the transactions in penny stocks are suitable for that person and the person has sufficient knowledge and experience in financial matters to be capable of evaluating the risks of transactions in penny stocks.

The broker or dealer must also deliver, prior to any transaction in a penny stock, a disclosure schedule prescribed by the Commission relating to the penny stock market, which, in highlight form:

•

Sets forth the basis on which the broker or dealer made the suitability determination; and

•

That the broker or dealer received a signed, written agreement from the investor prior to the transaction.

Generally, brokers may be less willing to execute transactions in securities subject to the “penny stock” rules.  This may make it more difficult for investors to dispose of our common stock and cause a decline in the market value of our stock.

Disclosure also has to be made about the risks of investing in penny stocks in both public offerings and in secondary trading and about the commissions payable to both the broker-dealer and the registered representative, current quotations for the securities and the rights and remedies available to an investor in cases of fraud in penny stock transactions.  Finally, monthly statements have to be sent disclosing recent price information for the penny stock held in the account and information on the limited market in penny stocks.

About this Prospectus

You should only rely on the information contained in this prospectus. We have not authorized anyone to provide information different from that contained in this prospectus. We are offering to sell, and seeking offers to buy, shares of our common stock on a “direct public offering,” “best efforts” basis only in jurisdictions where offers and sales are permitted. Offers and sales of our securities are only permitted in those jurisdictions where statutes exist, “blue sky statutes” allowing for such offers and sales.

Available Information

We are not subject to the informational requirements of the Securities Exchange Act of 1934, as amended. Once our securities are registered under the Securities Act of 1933, we will file reports and other information with the SEC. Once our registration statement becomes effective we shall file supplementary and periodic information, documents and reports that are required under section 13(a) of the Exchange Act, as amended.

All of our reports can be reviewed through the SEC’s Electronic Data Gathering Analysis and Retrieval System (EDGAR) which is publicly available through the SEC’s website (http://www.sec.gov).

We intend to furnish to our stockholders annual reports containing financial statements audited by our independent certified public accountants and quarterly reports containing reviewed unaudited interim financial statements for the first three-quarters of each fiscal year. You may contact the SEC at 1-(800) SEC-0330 or you may read and copy any reports, statements or other information that S3 Investment Company files with the SEC at the their public reference room at the following location:

Public Reference Room

100 F. Street, N.W.

Washington, D.C. 20549-0405

Telephone 1(800)-SEC-0330

We have filed with the SEC a registration statement on Form SB-2 under the Securities Act of 1933, as amended with respect to the securities offered in this prospectus. This prospectus does not contain all the information set forth in the registration statement, certain parts of which are omitted in accordance with the rules and regulations of the SEC. For further information, with respect to us and the common stock offered in this prospectus, reference is made to such registration statement, exhibits and schedules. Statements contained in this prospectus as to the contents of any contract or other document referred to are not necessarily complete and in each instance reference is made to the copy of such contract or other document filed as an exhibit to the registration statement, each such statement being qualified in all respects by such reference. A copy of the registration statement, including the exhibits and schedules can be reviewed through EDGAR.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

Some of the statements under “Prospectus Summary”, “Risk Factors”, “Plan of Operation”, “Our Business”, and elsewhere in this prospectus constitute forward-looking statements. In some cases, you can identify forward-looking statements by terminology such as “may”, “should”, “expects”, “plans”, “anticipates”, “believes”, “estimated”, “predicts”, “potential”, or “continue” or the negative of such terms or other comparable terminology. These statements are only predictions and involve known and unknown risks, uncertainties, and other factors that may cause our actual results, levels of activity, performance, or achievements to be materially different from any future results, levels of activity, performance, or achievements expressed or implied by such forward-looking statements. These factors include, among other things, those listed under “Risk Factors” and elsewhere in this prospectus. Although we believe that the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future results, levels of activity, performance, or achievements. We undertake no obligation to update or revise any of the forward-looking statements after the date of this prospectus to conform forward-looking statements to actual results, except as required by the Federal securities laws or as required to meet our obligations set forth in the undertakings to this registration statement.

USE OF PROCEEDS

We will not receive any of the proceeds from the sale of the shares of common stock offered under this prospectus by the selling security holders. Rather, the selling security holders will receive those proceeds directly.

DETERMINATION OF OFFERING PRICE

In determining the initial public offering price of the shares we considered several factors including the following:

•	our start up status;
•	prevailing market conditions, including the history and prospects for the industry in which we compete;
•	our future prospects; and
•	our capital structure.

Therefore, the public offering price of the shares does not necessarily bear any relationship to established valuation criteria and may not be indicative of prices that may prevail at any time or from time to time in the public market for the common stock. You cannot be sure that a public market for any of our securities will develop and continue or that the securities will ever trade at a price at or higher than the offering price in this offering.

DILUTION

 The common stock to be sold by the selling shareholders is common stock that is currently issued. Accordingly, there will be no dilution to our existing shareholders.

SELLING SECURITY HOLDERS

 The shares being offered for resale by the selling stockholders consist of the 1,541,535,311 shares of our common stock held by 204 holders of record.

The following table sets forth the name of the selling stockholders, the number of shares of common stock beneficially owned by each of the selling stockholders as of December 24, 2008 and the number of shares of common stock being offered by the selling stockholders. The shares being offered hereby are being registered to permit public secondary trading, and the selling stockholders may offer all or part of the shares for resale from time to time. However, the selling stockholders are under no obligation to sell all or any portion of such shares nor are the selling stockholders obligated to sell any shares immediately upon effectiveness of this prospectus. All information with respect to share ownership has been furnished by the selling stockholders.

Except as listed below, to our knowledge, none of the selling shareholders or their beneficial owners:

-	has had a material relationship with us other than as a shareholder at any time within the past three years; or
-	has ever been one of our officers or directors or an officer or director of our predecessors or affiliates
-	are broker-dealers or affiliated with broker-dealers.

PLAN OF DISTRIBUTION AND TERMS OF THE OFFERING

The selling security holders may sell some or all of their shares at a fixed price of $0.001 per share until our shares are quoted on the OTC Bulletin Board and thereafter at prevailing market prices or privately negotiated prices. Prior to being quoted on the OTCBB, shareholders may sell their shares in private transactions to other individuals. Although our common stock is not listed on a public exchange, we will be filing to obtain a listing on the Over the Counter Bulletin Board (OTCBB) when this Registration Statement is declared effective by the SEC. In order to be quoted on the Bulletin Board, a market maker must file an application on our behalf in order to make a market for our common stock. There can be no assurance that a market maker will agree to file the necessary documents with FINRA, which operates the OTC Electronic Bulletin Board, nor can there be any assurance that such an application for quotation will be approved. However, sales by a selling security holder must be made at the fixed price of $0.001 until a market develops for the stock.

Once a market has been developed for our common stock, the shares may be sold or distributed from time to time by the selling stockholders directly to one or more purchasers or through brokers or dealers who act solely as agents, at market prices prevailing at the time of sale, at prices related to such prevailing market prices, at negotiated prices or at fixed prices, which may be changed. The distribution of the shares may be effected in one or more of the following methods:

• ordinary brokers transactions, which may include long or short sales,
• transactions involving cross or block trades on any securities or market where our common stock is trading, market where our common stock is trading,
• through direct sales to purchasers or sales effected through agents,
• through transactions in options, swaps or other derivatives (whether exchange listed of otherwise), or exchange listed or otherwise), or
• any combination of the foregoing.

In addition, the selling stockholders may enter into hedging transactions with broker-dealers who may engage in short sales, if short sales are permitted, of shares in the course of hedging the positions they assume with the selling stockholders. The selling stockholders may also enter into option or other transactions with broker-dealers that require the delivery by such broker-dealers of the shares, which shares may be resold thereafter pursuant to this prospectus.

Brokers, dealers, or agents participating in the distribution of the shares may receive compensation in the form of discounts, concessions or commissions from the selling stockholders and/or the purchasers of shares for whom such broker-dealers may act as agent or to whom they may sell as principal, or both (which compensation as to a particular broker-dealer may be in excess of customary commissions). Neither the selling stockholders nor we can presently estimate the amount of such compensation. We know of no existing arrangements between the selling stockholders and any other stockholder, broker, dealer or agent relating to the sale or distribution of the shares. We will not receive any proceeds from the sale of the shares of the selling security holders pursuant to this prospectus. We have agreed to bear the expenses of the registration of the shares, including legal and accounting fees, and such expenses are estimated to be approximately $18,300.

LEGAL PROCEEDINGS

There are a number of cases pending involving S3 Investment Company, Inc. and or Securesoft Systems, Inc.  S3I Holdings, Inc. (the former name of S3 Investment Company, Inc.) acquired all of the issued and outstanding capital stock of Securesoft Systems, Inc., a Delaware corporation, making Securesoft Systems, Inc. (“Securesoft”) a wholly-owned subsidiary of the Company.

The following is a complete list:

S3I Holdings, Inc. and Securesoft were named defendants in a case entitled Radford v. Yamamoto, Berlandier, S3I, Securesoft and Grant. Radford filed complaint on February 10, 2004 alleging nonpayment of back wages. Defendants answered the complaint on July 9, 2004. Stipulated mediation before an arbitrator was to have been completed on November 17, 2004. However, Radford filed a motion to have the case moved to state court for adjudication.  On June 7, 2005 the Company filed a motion with the Court of Appeal of the State of California Fourth Appellate District, Division One, to compel mediation before an arbitrator.  On June 15, 2006, the Company agreed to settle the suit for $42,000, which was completely paid by the Company prior to June 30, 2008.

S3 Investment Company, Inc., S3I Holdings, Inc. and Securesoft were named defendants in a case entitled Villella V. Yamamoto, Berlainder, et al.  Villella filed the complaint on April 13, 2005.  Notice of service was not properly given to us until August of 2005.  We filed a cross-complaint for damages against Villella on September 20, 2005.  We agreed to a settlement in the amount of $183,000, of which $120,100 remains at September 30 and at June 30, 2008.

On October 1, 2006, we entered into a Consulting Agreement with Merriman Curhan Ford & Co. (“Merriman”).  The Consulting Agreement set forth, among other things, the circumstances under which we would make certain scheduled payments to Merriman and described certain other financial obligations of us in consideration for Merriman’s financial advisory services. On September 7, 2007, we filed an action against Merriman in the Superior Court of the State of California, for the City and County of San Francisco, titled S3 Investment Company, Inc., a California corporation v. Merriman Curhan Ford & Co., et al., Case No. CGC-07-466952 (“Complaint”).  The Complaint alleged causes of action against Merriman for breach of contract, fraud, negligent misrepresentation, intentional and negligent interference with prospective economic relations.  This case was settled in July 2008.  Terms of the settlement agreement are confidential, and the results of the settlement have been reflected in the other income and expense portion of the consolidated statements of operation and comprehensive income for the three months ended September 30, 2008.

On March 15, 2007, we entered into a Settlement Agreement with Sequoia International, Inc., which had purchased a $100,000 note payable from a third party lender to us. We agreed to settle by issuing a total of 15,000,000 shares of its common stock to satisfy this transaction. These shares were issued pursuant to Section 3(a)(10) of the Securities Act of 1933, as amended. As a result of this transaction, we recorded settlement costs of $525,000 representing the difference between the amount of debt and the value of the securities issued. We agreed with Sequoia that the shares would be issued into an escrow account to prevent their immediate resale into the market.  Under the terms of the escrow, Sequoia may not obtain any shares from escrow if the release of such escrow shares would result in Sequoia becoming the beneficial owner of more than 4.9% of our common stock.

Effective March 1, 2008, we entered into a Settlement Agreement with Luce, Forward, Hamilton & Scripps, LLP, whom had previously provided legal services to us on a number of different matters, in the amount of $38,607.  We agreed to pay this amount in monthly installments of $2,000.  There remains $26,617 and $32,607 unpaid at September 30 and at June 30, 2008, respectively.

On October 14, 2005, Securesoft filed a Voluntary Bankruptcy Petition under Chapter 7. The Petition was entered by the Central District Bankruptcy Court of California on October 20, 2005.  The case number was 6:05−bk−25627−DN. On December 15, 2005, the 341 meeting of creditors was held. After which, no creditors filed a Complaint to Deny Dischargability under §523 or under §727. 20 creditors were notified. On March 8, 2006, the case was closed.

To settle a dispute of $175,000, on June 3, 2008, we entered into a settlement agreement with Magellen Financial Media whereby S3 delivered to Magellen 25,000,000 shares of its common stock as a settlement.  The cost of the settlement, which was settled for $100,000, has been reflected in the financing costs section of the consolidated statements of operation and comprehensive income for the fiscal year ended June 30, 2008.

DIRECTOR, EXECUTIVE OFFICERS, PROMOTERS AND CONTROL PERSONS

The executive officers and directors of the Company as of September 30, 2008 and at June 30, 2008 are as follows:

Name	Age	Position
James Bickel	71	Chief Executive Officer, President and Chairman of the Board of Directors
Gary Nerison	71	Secretary, Treasurer and Director
Manhong Liu	57	Director

Duties, Responsibilities and Experience

James Bickel, Chief Executive Officer, President and Chairman of the Board of Directors - Mr. Bickel has over 40 years experience in sales and senior management positions with manufacturing based companies, serving as the president of Allison Spring and Manufacturing from 1968 to 1973, Bicor Machinery and Manufacturing from 1974 to 1979, and Keel Corporation from 1980 to 1986, all California based manufacturing companies of high tech metal parts and assemblies. From 1986 to 2002, Mr. Bickel served as vice president of Uniglobe USA and president of Uniglobe Midpacific, assisting in building a national travel franchise system with over 900 locations and later built golf retail franchise system. From 2002 to 2003, Mr. Bickel acted as vice president and secretary of World Health and Education Foundation and as vice chairman of MedChannel LLC, a medical device company serving radiology and surgical markets.  Mr. Bickel served as Chief Operating Officer and Director of Green Globe International, Inc. from 2005 to 2008, a member of the Board of Directors of Sovereign Exploration Associates International Inc. during 2005 and a member of the Board of Directors of Aero Performance Products during 2007.  Mr. Bickel has served on the Board of Directors of CLX Medical, Inc. since 2005.  Mr. Bickel has served as Chief Executive Officer and President of S3 Investment Company since January 2006 and Chairman of the Board of Directors since January 2007.

Gary Nerison, Secretary, Treasurer and Director – Mr. Nerison is an experienced entrepreneur in commercial real estate and loan brokerage companies. With his rich business commercial real estate background, over the last 36 years, Mr. Nerison has initiated and led to growth several commercial real estate and loan brokerage companies. In 1998, he founded a loan brokerage firm placing venture loans for new business, which he still currently manages.  Since 2002, he has been the Co-founder and President of World Health and Education Foundation, a charitable organization.  Mr. Nerison attended Augustana College in Sioux Falls, South Dakota with Major in Economics.  Mr. Nerison served as a member of the Board of Directors of Aero Performance Products during 2007.  Mr. Nerison has served as Secretary and Treasurer of S3 Investment Company since August 2007 and a member of the Board of Directors since December 2005.  Mr. Nerison has also served on the Board of Directors of Green Globe International, Inc. since 2005 and Global Travel Exchange since 2006.

Manhong Liu, Director - is the founder (2000), and current chairman and chief economist of VCChina Ltd, a global investment and consultation firm based in Beijing, China. VCChina, Ltd’s operations include venture capital investment advisory services, venture capital investment, consulting services, and educational services.  Under Ms. Liu’s leadership, VCChina, Ltd has become one of the leading companies in China's venture capital market. Ms. Liu has a doctoral degree of economics of Cornell University. She served as research faculty of Harvard University from 1993 to 1997 and is currently professor and Ph. D. student mentor of Renmin University of China. She is also Financial Advisor to Beijing Municipal Government, Director of Boston China Finance Research Center in USA, Director of VC Research Center of Renmin University of China, and Honorary Vice Director of VC Association of China. Ms. Liu has served as a member of the Board of Directors of S3 Investment Company since February 2007.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth, as of January 19, 2009, information about the beneficial ownership of our capital stock with respect to each person known by S3 Investment Company, Inc. to own beneficially more than 5% of the outstanding capital stock, each director and officer, and all directors and officers as a group.

	Number of Shares Beneficially Owned		Percentage of Class (2) (3)
Name and Address(1)		Class
James Bickel	209,764,406	Common	13%
CEO, President and Chairman	6,655,000	Series B Preferred (3)	55%

Gary Nerison	31,000,000	Common	2%
Secretary, Treasurer and Director	-0-	Series B Preferred	*

Mannie Liu	28,000,000	Common	2%
Director	-0-	Series B Preferred	*
All directors and executive officers(3 persons)	268,764,406 6,655,000	Common Series B Preferred	17% 55%

Chris Bickel	2,000,000	Series B Preferred	17%

Christopher Berlandier	1,000,000	Series B Preferred	8%

Chris Wang	1,000,000	Series B Preferred	8%

Wu Xiaoxin	106,000,000	Common	7%

*Denotes less than 1%

1)

Unless noted otherwise, the address for all persons listed is c/o the Company at 4115 Blackhawk Plaza Circle, Suite 100, Danville, California, 94506.

2)

The above percentages are based on 1,541,535,311 shares of common stock and 12,000,000 shares of Series B Preferred Stock outstanding as of January 19, 2009.

3)

We have fifteen million (15,000,000) shares of Series B Preferred Stock designated.  The voting rights of the Series B Preferred Stock are limited in that the Series B Preferred Stock is not entitled to vote on matters presented to the common stock shareholders for approval and can be converted into shares of common stock on a 1:1 basis.  In lieu of voting rights, the Holders of the Series B Preferred Stock are entitled to elect two persons to the Board of Directors.

“Beneficial ownership” means the sole or shared power to vote or to direct the voting of, a security, or the sole or shared investment power with respect to a security (i.e., the power to dispose of or to direct the disposition of, a security). In addition, for purposes of this table, a person is deemed, as of any date, to have “beneficial ownership” of any security that such person has the right to acquire within 60 days from the date of this prospectus.

DESCRIPTION OF SECURITIES

Common Stock

We have 9,900,000,000 shares of common stock authorized, of which 1,541,535,311 shares were issued and outstanding as of December 4, 2008.

On January 26, 2007, the Company declared a reverse stock split of one-for-one hundred fifty shares of all outstanding and authorized common stock.  Accordingly, all figures have been restated retroactively.

During the fiscal year ended June 30, 2007, we had the following stock transactions:

•

86,376,666 shares were issued for services totaling $1,323,464.  The shares were issued based upon the exemption from registration found in Section 4(2) of the Securities Act.

•

666,667 shares of common stock were issued for $110,000 in services under a Registration Statement on Form S-8 filed on August 9, 2006.

•

666,667 shares of common stock were issued for $90,000 in services under a Registration Statement on Form S-8 filed on October 6, 2006.

•

42,500,000 shares were issued for cash totaling $250,914. These shares were issued in reliance on the exemption from registration provided by Rule 504 of Regulation D.

•

We agreed to the cancellation of 4,000,000,000 warrants that were issued on June 2, 2006.  As consideration to the holder of the warrants, we agreed to repay $100,000 that the warrant holder had advanced to us under the warrant contract and issue 666,667 shares of restricted common stock.  As a result of this transaction, we recorded financing costs of $70,000 representing the fair market value of the securities issued.  We executed a promissory note for the $100,000 that was due in four equal monthly payments of $25,000 starting on February 1, 2007 and ending on May 1, 2007.  In addition, the warrant holder retained the 666,667 shares of common stock previously issued as collateral against the monies advanced.  On March 15, 2007, we entered into a Settlement Agreement with Sequoia International, Inc., which had purchased the $100,000 past due note payable from the warrant holder. We agreed to settle by issuing a total of 15,000,000 shares of its common stock to satisfy this transaction. These shares were issued pursuant to Section 3(a)(10) of the Securities Act of 1933, as amended. As a result of this transaction, we recorded settlement costs of $525,000 representing the difference between the amount of debt and the value of the securities issued. We agreed with Sequoia that the shares would be issued into an escrow account to prevent their immediate resale into the market.  Under the terms of the escrow, Sequoia may not obtain any shares from escrow if the release of such escrow shares would result in Sequoia becoming the beneficial owner of more than 4.9% of our common stock.

During the fiscal year ended June 30, 2008, we had the following common stock transactions:

•

458,500,000 shares were issued for services totaling $1,483,250.  The shares were issued based upon the exemption from registration found in Section 4(2) of the Securities Act.

•

On June 12, 2008, James Bickel, Chief Executive Officer, transferred 25,000,000 shares of his seasoned stock to Magellan Financial Group to satisfy $111,599 in past due debt. On June 19, 2008, we reissued 25,000,000 shares to James Bickel to replace the shares he transferred. These shares were valued at $175,000 and issued in reliance on the exemption from registration found in Section 4(2) of the Securities Act.

•

472,392,571 shares were issued for cash totaling $172,000. These shares were issued in reliance on the exemption from registration provided by Rule 504 of Regulation D.

•

272,391,430 shares were issued for finance costs totaling $459,879.  Prior to the realization of loss of control of the Sino UJE entity, the Board of Directors had authorized us to issue common shares to minority interest owners of Sino UJE.  It was discovered subsequent to the purchase of Sino UJE, and prior to the realization of loss of control of Sino UJE, that these minority interest owners had not received an equitable share of the purchase of Sino UJE by us.  This issuance was made to correct the oversight.  The shares were issued based upon the exemption from registration found in Section 4(2) of the Securities Act

•

49,041,310 shares were issued to satisfy the non-dilutive interests related to the purchase of Sino UJE, Ltd., totaling $181,453. The shares were issued based upon the exemption from registration found in Section 4(2) of the Securities Act.

During the three months ended September 30, 2008, we had the following common stock transactions:

•

5,000,000 shares were issued for services totaling $30,000. The shares were issued based upon the exemption from registration found in Section 4(2) of the Securities Act.

•

100,000,000 shares were issued for cash totaling $250,000.  The shares were issued based upon the exemption from registration found in Section 4(2) of the Securities Act.

Preferred Stock

We have 100,000,000 shares of preferred stock authorized, of which 15,000,000 shares are designated in one series.

Series B Preferred Stock, of which 15,000,000 shares are designated and 12,000,000 shares are outstanding, does not have voting rights and can be converted into shares of common stock on a 1:1 basis.  In lieu of voting rights, the Series B Preferred Stock is entitled to elect two directors at each shareholder meeting.

Our Board of Directors, subject to the provisions of our Articles of Incorporation and limitations imposed by law, is authorized to:

•	adopt resolutions
•	issue shares
•	fix the number of shares
•	change the number of shares constituting any series
•	provide for or change the following:

• the voting powers
• Designations
• Preferences
• relative, participating, optional or other special rights, qualifications, limitations or restrictions, including the following:
o dividend rights (including whether dividends are cumulative)
o dividend rates
o Terms of redemption (including sinking fund provisions)
o redemption prices
o conversion rights
o liquidation preferences of the shares constituting any class or series of the preferred stock

In each of the listed cases, we will not need any further action or vote by the stockholders.

One of the effects of undesignated preferred stock may be to enable the Board of Directors to render it  more difficult to change control of the Company or to discourage an attempt to obtain control of us by means of a tender offer, proxy contest, merger or otherwise, and thereby to protect the continuity of our management. The issuance of shares of preferred stock pursuant to the Board of Director’s authority described above may adversely affect the rights of holders of common stock. For example, preferred stock issued by us may rank prior to the common stock as to dividend rights, liquidation preference or both, may have full or limited voting rights and may be convertible into shares of common stock. Accordingly, the issuance of shares of preferred stock may discourage bids for the common stock at a premium or may otherwise adversely affect the market price of the common stock.

Notes Payable with Conversion Rights

We do not presently have any options authorized or any other securities that may be convertible into common stock other than that herein discussed.

INTEREST OF NAMED EXPERTS AND COUNSEL

Jillian Ivey Sidoti issued an opinion that the shares being issued pursuant to this offering, upon issuance, will have been duly authorized and validly issued, fully paid, and non-assessable.

The audited financial statements of as of June 30, 2008 and 2007 are included in this prospectus and have been audited by Chisholm, Bierwolf and Nilson, LLC independent auditors, as set forth in their audit report thereon appearing elsewhere herein and are included in reliance upon such reports given upon the authority of such individual as an expert in accounting and auditing.

DISCLOSURE OF COMMISSION’S POSITION ON INDEMNIFICATION FOR

SECURITIES ACT LIABILITIES

Insofar as indemnification for liabilities arising under the Securities Act of 1933 (the “Act”) may be permitted to our directors, officers and controlling persons pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable.

No director of S3 Investment Company will have personal liability to us or any of our stockholders for monetary damages for breach of fiduciary duty as a director involving any act or omission of any such director since provisions have been made in our Articles of Incorporation limiting such liability.

DESCRIPTION OF BUSINESS

General

S3 Investment Company, Inc. was incorporated under the laws of the State of California. We originally incorporated with the name of Retail Windows, Inc. on April 19, 2000 to engage in any lawful activity as shall be appropriate under laws of the State of California. On June 30, 2001 we amended our Articles of Incorporation to change our name to Axtion Foods, Inc. Prior to April 2003, Axtion Foods, Inc. was engaged in the development, manufacturing and distribution of health bars and health drinks. The business plan was not fully implemented and on April 16, 2003 we changed our name to S3I Holdings, Inc. and acquired 100% of the issued and outstanding capital stock of Securesoft Systems, Inc., a Delaware corporation, making Securesoft Systems, Inc (Securesoft) our wholly-owned subsidiary.

Securesoft Systems, Inc., was incorporated in September 1999. It developed and marketed enterprise compliance and risk management software solutions, but discontinued operations in the last quarter of the fiscal year ended June 30, 2005.   It subsequently filed for bankruptcy protection under Chapter 7.

On April 12, 2004 our Board of Directors elected to be regulated as a business development company under the Investment Company Act of 1940. As a business development company ("BDC"), we were required to maintain at least 70% of our assets invested in "eligible portfolio companies", which are loosely defined as any domestic company which is not publicly traded or that has assets less than $4 million.  Based on the BDC format, Securesoft became our first portfolio company.  We added two new portfolio Investments in November, 2004: Sino UJE, Ltd. (‘Sino’), a Hong Kong company, and Redwood Capital, Inc., a privately held investment advisory group.

In August 2005, the Board of Directors determined that our continued focus on operations outside the United States, and the limited nature of our portfolio, did not lend itself to the structure of a business development company nor require reporting under the Investment Company Act of 1940.  Further, our management had several discussions with the Securities and Exchange Commission during which the Commission expressed the opinion that our capital structure was in violation of certain provisions of the Investment Company Act of 1940; namely, that our preferred stock was issued in violation of Section 18 and convertible debentures were issued in violation of Section 61.  On August 26, 2005, the Board of Directions approved a motion to withdraw our election to be treated as Business Development Company under the 1940 Act and on April 5, 2006 our shareholders approved the withdrawal petition.  On April 6, 2006, we filed an N-54C, which formally withdrew our BDC election.

As mentioned above, we acquired 51% of the common stock of Sino during November, 2004. Utilizing an extensive distribution network in China, Sino distributed medical and industrial supplies for a group of Original Equipment Manufacturers (OEM’s) in Europe and the US that were exclusively represented in China by Sino.  In November 2004, Sino was acquired from the Ya-Sheng Group for 4.9% of our outstanding stock.  According to the terms of the acquisition, the 4.9% non-dilutive provision was effective through July 2008.  As a result, during the fiscal years ending June 30, 2007 and 2008, we issued 49,041,310 additional shares to the Ya-Sheng Group.  During the third quarter of 2007 we lost control of Sino UJE, Ltd.  Accordingly, we recorded a loss of $(726,925) from the abandonment of Sino for the fiscal year ending June 30, 2007.  Separately, we recorded a loss of $(79,759) from the discontinued operations of Sino for the fiscal year ended June 30, 2007 and a recovery of $190,304 for the fiscal year ended June 30, 2008 and a recovery of $29,602 and $98,330 for the three months ended September 30, 2008 and 2007, respectively.

Our sole operating subsidiary, Redwood Capital, is a full-service investment banking advisory firm that offers a wide range of U.S. corporate finance and investment banking services to growing, private companies in China. Redwood’s services are designed to assist its client companies before, during and after their public offerings.

Redwood Capital relies upon its highly experienced management professionals focused on financing the emerging presence of Chinese corporations in the global capital markets.

Redwood Capital is a specialist in providing Alternative Public Offerings “APOs” for private Chinese companies through the simultaneous listing on a U.S. or other stock market and PIPE (Private Investment in Public Equity) financing.  Its services are designed to prepare, assist and manage client companies through the various stages of the process of a reverse merger into a publicly-traded shell, concurrent capital funding, a progression to a U.S. national market listing (NASDAQ, AMEX, or NYSE) and multiple Registered Follow-On Offerings for additional growth capital.

Like its Chinese client companies, Redwood Capital management is made up of individuals with a proven track record of business success and deep entrepreneurial and financial experience.  Leveraging collective financial expertise and personal contact networks, it offers a broad spectrum of services covering: Accounting/Finance, Audit Management, Mergers & Acquisitions, Corporate & Securities Law, SEC Compliance, Company Structure, US Capital Markets, Strategic Planning, Strategic Partnering, advisory for Management Buy-Outs and Spin-Offs of Chinese SOE’s, Investor Relations, Financial Public Relations, Securities Market Research and Analysis.

Redwood Capital has offices in Beijing, China, and in California, USA. It has partnered with numerous institutional investors and regulated investment banks within North America and China to develop a systematic process for qualifying and effectively preparing target Chinese companies to gain access to the U.S. capital markets. This process ensures that qualified companies – referred to as Redwood’s “Gold Standard” companies， follow an established process to reach their goal of a U.S. national market listing (NASDAQ, AMEX or NYSE).

Redwood has put forth an internal marketing strategy involving our staff and our numerous networks throughout China and the U.S. to build a pipeline of potential clients over the next few years.  As a result of our actions over the last year, we have seen an influx of opportunities and have quickly become the “go to” company in China for RTO’s.   Our reputation of honesty and integrity has enabled us to sign four new clients as of the end of September 30, 2008, and we have additional projects we are currently reviewing.  We have approximately 5 projects in process or under review, which could result in more than $2 million in revenues per project over the next 12 months. Redwood continues to seek talent and expand our syndicate group of investors and broker-dealers in preparation of additional growth. Despite the US market turmoil, our business outlook remains strong.

REPORTS TO STOCKHOLDERS

On March 8, 2007 we filed a Form 15 certification and notice of termination of registration under section 12(G) of the securities exchange act of 1934 or suspension of duty to file reports under sections 13 and 15(D) of the securities exchange act of 1934 pursuant to Rule 12g-4(a)(1)(i).

We are not subject to the informational requirements of the Securities Exchange Act of 1934, as amended. Once our registration statement is effective and our securities are registered under the exchange act, we will file supplementary and periodic information, documents and reports that are required under section 13 of the Securities Act of 1933, as amended, with the Securities and Exchange Commission. Such reports, proxy statements and other information will be available through the Commission’s Electronic Data Gathering Analysis and Retrieval System which is publicly available through the Commission’s website (http://www.sec.gov).

We intend to furnish annual reports to stockholders, which will include audited financial statements reported on by our Certified Public Accountants. In addition, we will issue unaudited quarterly or other interim reports to stockholders, as we deem appropriate or required by applicable securities regulations.

MANAGEMENT'S DISCUSSION AND ANALYSIS OR PLAN OF OPERATION

The following discussion and analysis should be read in conjunction with our financial statements and the notes thereto contained elsewhere in this filing.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

The following discussion and analysis should be read in conjunction with our financial statements and notes to financial statements included elsewhere in this prospectus. This prospectus and our financial statements and notes to financial statements contain forward-looking statements, which generally include the plans and objectives of management for future operations, including plans and objectives relating to our future economic performance and our current beliefs regarding revenues we might generate and profits we might earn if we are successful in implementing our business strategies. The forward-looking statements and associated risks may include, relate to or be qualified by other important factors, including, without limitation:

•

the projected growth or contraction in the industries within which we operate

•

our business strategy for expanding, maintaining or contracting our presence in these markets

•

the ability to distinguish ourselves from our current and future competitors.

We do not undertake to update, revise or correct any forward-looking statements.

Any of the factors described above or in the "Risk Factors" section could cause our financial results, including our net income or loss or growth in net income or loss to differ materially from prior results, which in turn could, among other things, cause the price of our common stock to fluctuate substantially.

Overview

S3 Investment Company, Inc. was incorporated under the laws of the State of California. We originally incorporated with the name of Retail Windows, Inc. on April 19, 2000 to engage in any lawful activity as shall be appropriate under laws of the State of California. On June 30, 2001 we amended our Articles of Incorporation to change our name to Axtion Foods, Inc. Prior to April 2003, Axtion Foods, Inc. was engaged in the development, manufacturing and distribution of health bars and health drinks. The business plan was not fully implemented and on April 16, 2003 we changed our name to S3I Holdings, Inc. and acquired 100% of the issued and outstanding capital stock of Securesoft Systems, Inc., a Delaware corporation, making Securesoft Systems, Inc (Securesoft) our wholly-owned subsidiary.

Securesoft Systems, Inc., was incorporated in September 1999. It developed and marketed enterprise compliance and risk management software solutions, but discontinued operations in the last quarter of the fiscal year ended June 30, 2005.   It subsequently filed for bankruptcy protection under Chapter 7.

On April 12, 2004 our Board of Directors elected to be regulated as a business development company under the Investment Company Act of 1940. As a business development company ("BDC"), we were required to maintain at least 70% of our assets invested in "eligible portfolio companies", which are loosely defined as any domestic company which is not publicly traded or that has assets less than $4 million.  Based on the BDC format, Securesoft became our first portfolio company.  We added two new portfolio Investments in November, 2004: Sino UJE, Ltd. (‘Sino’), a Hong Kong company, and Redwood Capital, Inc., a privately held investment advisory group.

In August 2005, the Board of Directors determined that our continued focus on operations outside the United States, and the limited nature of our portfolio, did not lend itself to the structure of a business development company nor require reporting under the Investment Company Act of 1940.  Further, our management had several discussions with the Securities and Exchange Commission during which the Commission expressed the opinion that our capital structure was in violation of certain provisions of the Investment Company Act of 1940; namely, that our preferred stock was issued in violation of Section 18 and convertible debentures were issued in violation of Section 61.  On August 26, 2005, the Board of Directions approved a motion to withdraw our election to be treated as Business Development Company under the 1940 Act and on April 5, 2006 our shareholders approved the withdrawal petition.  On April 6, 2006, we filed an N-54C, which formally withdrew our BDC election.

As mentioned above, we acquired 51% of the common stock of Sino during November, 2004. Utilizing an extensive distribution network in China, Sino distributed medical and industrial supplies for a group of Original Equipment Manufacturers (OEM’s) in Europe and the US that were exclusively represented in China by Sino.  In November 2004, Sino was acquired from the Ya-Sheng Group for 4.9% of our outstanding stock.  According to the terms of the acquisition, the 4.9% non-dilutive provision was effective through July 2008.  As a result, during the fiscal years ending June 30, 2007 and 2008, we issued 49,041,310 additional shares to the Ya-Sheng Group.  During the third quarter of 2007 we lost control of Sino UJE, Ltd.  Accordingly, we recorded a loss of $(726,925) from the abandonment of Sino for the fiscal year ending June 30, 2007.  Separately, we recorded a loss of $(79,759) from the discontinued operations of Sino for the fiscal year ended June 30, 2007 and a recovery of $190,304 for the fiscal year ended June 30, 2008 and a recovery of $29,602 and $98,330 for the three months ended September 30, 2008 and 2007, respectively.

Our sole operating subsidiary, Redwood Capital, is a full-service investment banking advisory firm that offers a wide range of U.S. corporate finance and investment banking services to growing, private companies in China. Redwood’s services are designed to assist its client companies before, during and after their public offerings.

Redwood Capital relies upon its highly experienced management professionals focused on financing the emerging presence of Chinese corporations in the global capital markets.

Redwood Capital is a specialist in providing Alternative Public Offerings “APOs” for private Chinese companies through the simultaneous listing on a U.S. or other stock market and PIPE (Private Investment in Public Equity) financing.  Its services are designed to prepare, assist and manage client companies through the various stages of the process of a reverse merger into a publicly-traded shell, concurrent capital funding, a progression to a U.S. national market listing (NASDAQ, AMEX, or NYSE) and multiple Registered Follow-On Offerings for additional growth capital.

Like its Chinese client companies, Redwood Capital management is made up of individuals with a proven track record of business success and deep entrepreneurial and financial experience.  Leveraging collective financial expertise and personal contact networks, it offers a broad spectrum of services covering: Accounting/Finance, Audit Management, Mergers & Acquisitions, Corporate & Securities Law, SEC Compliance, Company Structure, US Capital Markets, Strategic Planning, Strategic Partnering, advisory for Management Buy-Outs and Spin-Offs of Chinese SOE’s, Investor Relations, Financial Public Relations, Securities Market Research and Analysis.

Redwood Capital has offices in Beijing, China, and in California, USA. It has partnered with numerous institutional investors and regulated investment banks within North America and China to develop a systematic process for qualifying and effectively preparing target Chinese companies to gain access to the U.S. capital markets. This process ensures that qualified companies – referred to as Redwood’s “Gold Standard” companies， follow an established process to reach their goal of a U.S. national market listing (NASDAQ, AMEX or NYSE).

Redwood has put forth an internal marketing strategy involving our staff and our numerous networks throughout China and the U.S. to build a pipeline of potential clients over the next few years.  As a result of our actions over the last year, we have seen an influx of opportunities and have quickly become the “go to” company in China for RTO’s.   Our reputation of honesty and integrity has enabled us to sign four new clients as of the end of September 30, 2008, and we have additional projects we are currently reviewing.  We have approximately 5 projects in process or under review, which could result in more than $2 million in revenues per project over the next 12 months. Redwood continues to seek talent and expand our syndicate group of investors and broker-dealers in preparation of additional growth. Despite the US market turmoil, our business outlook remains strong.

Discussion of the loss of Sino UJE, Ltd.

Since December 31, 2006, we have not received any financial statements from the Hong Kong management of Sino UJE, Ltd. (the “Subsidiary”). James Bickel, our Chief Executive Officer, visited the Subsidiary’s offices in Hong Kong four (4) times throughout 2007 in an attempt to maintain control of our Subsidiary and its operations. During the visits, Mr. Bickel requested all financial statements, cash reports, and bank statements. Throughout 2007, Mr. Bickel was promised that we would receive the above requested documents by November 11, 2007. No documents were received.

After not receiving documents on November 11, 2007, Mr. Bickel, with permission of the Board, attempted to remove the then manager. Mr. Bickel then requested the financial statements to be delivered to our US office no later than December 31, 2007.

Mr. Bickel then visited the Subsidiary’s offices in Hong Kong three (3) times throughout 2008. On every visit, Mr. Bickel requested all financial statements, cash reports, and bank statements.

By April 2, 2008, we still did not receive any financial statements or any other reports necessary for successful or proper management of the Subsidiary as a part of our holdings. During the second quarter of 2008, we discovered that the current management of the Subsidiary had relocated the Subsidiary’s offices and did not inform us where the new offices were. Upon discovering that the Subsidiary’s offices had been moved to a new, unknown location, Mr. Bickel immediately attempted to contact Li Jun and Wellman Liu, two managers of the Subsidiary. After attempting to contact Li Jun and Wellman Liu, we discovered that the principals had been providing false contact information and other vital information for several years.

By mid 2008, it was discovered that Li Jun and Wellman Liu had been moving the assets of the Subsidiary to a new entity owned by Li Jun and Wellman Liu. Unsure of the status of the Subsidiary and its financial condition, we refused to sign any agreements or leases as owner or on behalf of the Subsidiary.

As of August 31, 2008, all of the Subsidiary bank accounts have been closed. Further, all officers and directors have been removed to the extent we have been able to remove them.  The Hong Kong Corporation that held the Subsidiary is in a non-active state and the business operations are no longer in existence.

Because of the above events, we no longer are in control of any of the assets of the Subsidiary.  Accordingly, we have recorded a loss from discontinued operations of $79,759 and a loss from abandonment of this Subsidiary of $726,925 for the year ended June 30, 2007.  We received a small payment for accounts written off at the time of abandonment in the amount of $98,330, which have been reflected as a recovery for the three months ended September 30, 2007.  We were able to sell a small part of the Subsidiary in which we had retained ownership which resulted in a recover from discontinued operations of $190,304 for the year ended June 30, 2008. We were additionally able to garnish a domestic bank account in the name of Sino UJE which resulted in a recovery from discontinued operations of $29,602 for the three months ended September 30, 2008.

Sino Share Exchange

Prior to the realization of loss of control of the Sino UJE entity, the Board of Directors had authorized us to issue common shares to minority interest owners of Sino UJE.  It was discovered subsequent to the purchase of Sino UJE, and prior to the realization of loss of control of Sino UJE, that these minority interest owners had not received an equitable share of the purchase of Sino UJE by us.  We issued 272,391,430 shares for finance costs totaling $459,879 to correct this oversight.  The shares were issued based upon the exemption from registration found in Section 4(2) of the Securities Act.

CRITICAL ACCOUNTING POLICIES

Our financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America. The preparation of these financial statements requires us to make estimates and judgments that affect the reported amounts of assets, liabilities, revenues and expenses, and related disclosure of contingent assets and liabilities. We base our estimates on historical experience and on various other assumptions that are believed to be reasonable under the circumstances, the results of which form the basis of making judgments about the carrying values of assets and liabilities that are not readily apparent from other sources. Actual results may differ from these estimates under different assumptions or conditions.

We believe that the following critical accounting policies, among others, affect our more significant judgments and estimates used in the preparation of our financial statements:

Revenue recognition

Revenues are recognized from financial services contracts as amounts become billable per their respective contract terms in accordance with Staff Accounting Bulletin (“SAB”) 101, as amended by SAB 104.  We consider amounts to be earned once evidence of an arrangement has been obtained, services are delivered, fees are fixed or determinable, and collectability is reasonably assured. Our sole revenue generating operation is through our subsidiary, Redwood Capital.  Revenue is generated by providing services to assist private Chinese companies through the various stages of the process of a reverse merger into a publicly-traded shell, and concurrent capital funding (collectively, an Alternate Public Offering, or “APO”).  As the total fees to be paid are typically provided as a percentage of the total capital raised from each APO, the fees are typically not fixed until the completion of such transactions.  As such, we recognize revenue from each transaction upon the successful closing of each APO.

Deferred Transaction Costs

Once a contractual agreement has been reached, any contractual advances we make on behalf of our clients to certain third parties are deferred during the contractual period and expensed once each transaction has closed.  Once expensed, these deferred costs are included in cost of sales.

Deferred amounts are monitored regularly for impairment. Impairment losses are recorded when projected undiscounted operating cash flows of the related contract are not sufficient to recover the carrying amount of contract assets. Deferred transition costs were $252,748 at September 39, 2008 and $119,698 and $204,343 as of June 30, 2008 and 2007, respectively, and are included in current assets.

Cash and cash equivalents

We consider all liquid investments with a maturity of three months or less from the date of purchase that are readily convertible into cash to be cash equivalents.

We maintain our cash in bank deposit accounts which, at times, may exceed federally insured limits.  We have not experienced any losses in such accounts and believe we are not exposed to any significant credit risk on cash and cash equivalents.

Concentration of Risk

All of our revenues are derived from transactions in foreign countries.  The economic and political instability of some foreign countries may affect our ability and our customers to complete any Alternative Public Offerings currently in progress.  Such circumstances could cause a possible loss of sales, which would affect operating results adversely.

During the year ended June 30, 2008 one single customer, Dalian Chuming Group, Ltd., represented more than 10% of total net sales for the years then ended.  There were no sales during the three months ended September 30, 2008.

Marketable Securities

Pursuant to Statement of Financial Accounting Standard No. (“SFAS”) 115 “Accounting for Certain Investments in Debt and Equity Securities” we determine the appropriate classification of investment securities at the time they are acquired and we evaluate the appropriateness of such classification at each balance sheet date. At September 30, 2008, June 30, 2008 and at June 30, 2007, all marketable securities were classified as available-for-sale-securities and appropriately stated at fair value based on quoted market prices and other observable market data, with any unrealized holding gains and losses, net of the related deferred tax effect, reported as a separate component of stockholders' equity. Realized gains and losses from sales of securities available for sale are determined on a specific identification basis and are included in other income and expense.

Property – office equipment

Office equipment is depreciated on a straight-line basis over the estimated useful life of the asset of three to five years. Office equipment is stated at cost net of accumulated depreciation and is reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of such assets may not be recoverable.

Long-Lived Assets

Long-lived assets are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset or group of assets may not be recoverable. Recoverability of long-lived assets or groups of assets is assessed based on a comparison of the carrying amount to the estimated future net cash flows. If estimated future undiscounted net cash flows are less than the carrying amount, the asset is considered impaired and expense is recorded at an amount required to reduce the carrying amount to fair value.

Basic and Diluted Net Income per Share

Basic earnings per share is calculated using the weighted-average number of common shares outstanding during the period without consideration of the dilutive effect of stock warrants and convertible notes. The basic weighted-average number of common shares outstanding was 1,133,284,563 and 299,705,649 for the three months ended September 30, 2008 and 2007, respectively, 847,791,275 and 36,591,502 for the years ended June 30, 2008 and 2007, respectively. All common shares presented are reflective of a reverse common stock split of one-to-one hundred and fifty.  Common stock equivalents related to beneficial conversion features embedded in certain Notes Payable (209,375,000 at September 30, 2008 and 146,034,247 at June 30, 2008) have not been included in the calculation of loss per share for the three months ended September 30, 2008 nor 2007, nor for the fiscal years ending June 30, 2008 nor 2007 due to their anti-dilutive effect.

	Income (Loss)	Shares	Per Share
	(numerator)	(denominator)	Amount
Basic EPS
For the three months ended Sept 30, 2008
Net loss from continuing operations per share	$(496,538)	1,133,284,563	($0.00)
Net income from discontinued operations per share	$29,602	1,133,284,563	$0.00
Net loss per share	$(466,936)	1,133,284,563	($0.00)
For the three months ended Sept 30, 2007
Net loss from continuing operations per share	$(742,885)	299,705,649	($0.00)
Net income from discontinued operations per share	$98,330	299,705,649	$0.00
Net loss per share	$(644,555)	299,705,649	($0.00)
For the year ended June 30, 2008
Net loss from continuing operations per share	$(1,284,759)	847,791,275	($0.00)
Net income from discontinued operations per share	$190,304	847,791,275	$0.00
Net loss per share	$(1,094,455)	847,791,275	($0.00)
For the year ended June 30, 2007
Net loss from continuing operations per share	$(2,595,815)	36,591,502	($0.07)

Net loss from discontinued operations per share	$(806,684)	36,591,502	($0.02)
Net loss per share	$(3,402,499)	36,591,502	($0.09)

Stock-based compensation

In December 2004, the Financial Accounting Standards Board (FASB) issued SFAS No. 123(R), “Share-Based Payment”. This pronouncement amends SFAS No. 123, “Accounting for Stock-Based Compensation”, and supersedes APB Opinion No. 25, “Accounting for Stock Issued to Employees”. SFAS No. 123(R) requires that companies account for awards of equity instruments issued to employees under the fair value method of accounting and recognize such amounts in their statements of operations. Under SFAS No. 123(R), the Company is required to measure compensation cost for all stock-based awards at fair value on the date of grant and recognize compensation expense in the consolidated statements of operations over the service period that the awards are expected to vest.

We account for stock-based compensation issued to non-employees and consultants in accordance with the provisions of SFAS 123(R) and the Emerging Issues Task Force consensus in Issue No. 96-18 ("EITF 96-18"), "Accounting for Equity Instruments that are Issued to Other Than Employees for Acquiring or in Conjunction with Selling, Goods or Services". Common stock issued to non-employees in exchange for services is accounted for based on the fair value of the services received.

We have no outstanding stock options or warrants at September 30, 2008, June 30, 2008 or at June 30, 2007.

Fair value of financial instruments

SFAS No. 107, “Disclosures about Fair Value of Financial Instruments”, requires that we disclose estimated fair values of financial instruments. The carrying amounts reported in the statements of financial position for current assets and current liabilities qualifying as financial instruments are a reasonable estimate of fair value.

Income Taxes

We accounts for income taxes using the liability method as required by SFAS No. 109, “Accounting for Income Taxes”. Under this method, deferred tax assets and liabilities are determined based on differences between their financial reporting and tax basis of assets and liabilities. We were not required to provide for a provision for income taxes for the three months ended September 30, 2008 nor for the fiscal years ended June 30, 2008 and 2007, as a result of net operating losses incurred during the periods. As of September 30, 2008, we have available approximately $2,465,000 of net operating losses ("NOL") available for income tax purposes that may be carried forward to offset future taxable income, if any. These carryforwards expire in various years through 2028.  No tax benefit will be recorded until we generate taxable income.

Deferred tax assets and the valuation account is as follows at September 30, 2008, June 30, 2008 and 2007:

September 30,	June 30,
2008	2008	2007

NOL Carryforward	$828,300	$660,000	$982,600
Valuation Allowance	(828,300)	(660,000)	(982,600)
Total	$-	$-	$-

The components of current income tax expense for the three months ended September 30, 2008 and for the years ended June 30, 2008 and 2007 respectively are as follows:

	Three Months Ended September 30,	As of June 30,
	2008	2008		2007
Current federal tax expense	$-	$-		$-
Current state tax expense	-	-		-
Change in NOL benefits	(168,300)	(322,600)		346,700
Change in valuation allowance	168,300	322,600		(346,700)
Income tax expense	$-	$-	$

The income tax provision differs from the amount of income tax as determined by applying the U.S. federal income tax rate of 34% to pretax income from operations due to the following:

	For the three months ended September 30,	For the years ended June 30,
	2008	2008	2007
Net Loss	$(158,700)	$(372,114)	$(1,156,849)
NOL used	-	(322,688)	-
Permanent effects	(9,600)	694,804	810,154
Taxable temporary differences	-	-	-
Deductible temporary differences	-	-	-
Change in deferred tax asset valuation	168,300	-	(346,695)

Net tax provision	$-	$-	$-

Research and development costs

We did not spend any funds on research and development activities for the period from July 1, 2007 through September 30, 2008.

Derivative Financial Instruments

Our derivative financial instruments consist of embedded derivatives related to the Convertible Notes Payable (“the Notes”) entered into in January, 2008.  These Notes contain interrelated embedded derivatives, which include a variable conversion feature, a variable interest feature, and a fixed-price put feature.

Based on the complex nature of the terms of the variable conversion and interest features, we chose to employ a Black-Scholes model to value these features.  Due to the less complex nature of the fixed-price put feature, we are accreting the put feature based upon the number of days the Note is outstanding.

Under the provisions of EITF 00-19 "Accounting for Derivative Financial Instruments Indexed to, and Potentially Settled in, a Company's Own Stock" and SFAS No. 133, “Accounting for Derivative Instruments and Hedging Activities”, as a result of entering into the Notes, we are required to record the derivatives at their fair values as of the inception date of the agreement and at a fair value of each subsequent balance sheet date and to classify all other non-employee stock options and warrants as derivative liabilities and mark them to market at each reporting date. Any change in the fair value will be recorded as non-operating, non-cash income or expense at each reporting date. If the fair value of the derivatives is lower at the subsequent balance sheet date, we will record a non-operating, non-cash income. In the event that we are required to convert the debentures into common stock, we are required to eliminate the pro rata portion of the derivative liability associated with the conversion, with a corresponding entry recorded to additional paid-in-capital

Recently Issued Accounting Pronouncements

In December 2007, the FASB issued SFAS No. 141(R), “Business Combinations”. This Statement provides greater consistency in the accounting and financial reporting of business combinations. It requires the acquiring entity in a business combination to recognize all assets acquired and liabilities assumed in the transaction, establishes the acquisition-date fair value as the measurement objective for all assets acquired and liabilities assumed, and requires the acquirer to disclose the nature and financial effect of the business combination. SFAS No. 141(R) is effective for fiscal years beginning after December 15, 2008. We will adopt SFAS No. 141(R) no later than the first quarter of fiscal 2010 and are currently assessing the impact the adoption will have on our financial position and results of operations.

In December 2007, the FASB issued SFAS No. 160,” Noncontrolling Interests in Consolidated Financial Statements”. This Statement amends Accounting Research Bulletin No. 51, Consolidated Financial Statements, to establish accounting and reporting standards for the noncontrolling interest in a subsidiary and for the deconsolidation of a subsidiary. SFAS No. 160 is effective for fiscal years beginning after December 15, 2008. We will adopt SFAS No. 160 no later than the first quarter of fiscal 2010 and are currently assessing the impact the adoption will have on our financial position and results of operations.

In February 2007, the FASB issued SFAS No. 159, “The Fair Value Option for Financial Assets and Financial Liabilities”, which permits entities to choose to measure at fair value eligible financial instruments and certain other items that are not currently required to be measured at fair value. The standard requires that unrealized gains and losses on items for which the fair value option has been elected be reported in earnings at each subsequent reporting date. SFAS No. 159 is effective for fiscal years beginning after November 15, 2007. We adopted SFAS No. 159 in the first quarter of fiscal 2009, which did not have a material impact on our financial position and results of operations.

In September 2006, the FASB issued SFAS No. 158, “Employers’ Accounting for Defined Benefit Pension and Other Postretirement Plans”, an amendment of FASB Statements No. 87, 88, 106, and 132(R). SFAS No. 158 requires company plan sponsors to display the net over- or under-funded position of a defined benefit postretirement plan as an asset or liability, with any unrecognized prior service costs, transition obligations or actuarial gains/losses reported as a component of other comprehensive income in shareholders’ equity. SFAS No. 158 is effective for fiscal years ending after December 15, 2006.  We adopted the recognition provisions of SFAS No. 158 as of the end of fiscal 2007. The adoption of SFAS No. 158 did not have an effect on our financial position or results of operations.

In September 2006, the FASB issued SFAS No. 157, “Fair Value Measurements”. SFAS No. 157 establishes a framework for measuring fair value in accounting principles generally accepted in the United States of America, clarifies the definition of fair value and expands disclosures about fair value measurements. SFAS No. 157 does not require any new fair value measurements. However, the application of SFAS No. 157 may change current practice for some entities. SFAS No. 157 is effective for financial statements issued for fiscal years beginning after November 15, 2007, and interim periods within those fiscal years. We adopted SFAS No. 157 in the first quarter of fiscal 2009, which did not have a material impact on our financial position and results of operations.

In July 2006, the FASB issued Interpretation No. 48, “Accounting for Uncertainty in Income Taxes — an interpretation of FASB Statement No. 109” (FIN 48). This interpretation clarifies the application of SFAS No. 109, “Accounting for Income Taxes”, by defining a criterion that an individual tax position must meet for any part of the benefit of that position to be recognized in an enterprise’s financial statements and also provides guidance on measurement, derecognition, classification, interest and penalties, accounting in interim periods, disclosure and transition. FIN 48 is effective for fiscal years beginning after December 15, 2006, but earlier adoption is permitted. The adoption did not have a material impact on our financial position and results of operations.

RESULTS OF OPERATIONS

Our auditors have expressed that our financial statements raise substantial doubt about our ability to continue as a going concern we have accumulated deficit of $(11,108,621) as of September 30 and $(10,641,685) as of June 30, 2008 including losses of $(466,936) for the three months ended September 30, 2008, and $(1,094,455) and $(3,402,499) for the years ended June 30, 2008 and 2007, respectively. In addition, we are in default on one of our notes payable.

In order to continue as a going concern and achieve a profitable level of operations, we will require, among other things, additional capital resources.  We plan to raise additional capital through the sale of common stock and continuing the practice of issuing common stock as consideration for certain employee and marketing services. We are unable to provide any assurances that we will be successful in accomplishing any of these plans.

NET REVENUES

There were no revenues for the three months ended September 30, 2008 nor 2007.

From June 30, 2007 to June 30, 2008 our net revenues increased from $186 to $2,318,670, representing an increase of $2,318,484.  The increase in revenues was attributed to the closing of the Dalian Chuming Group, Co’s reverse merger by Redwood Capital.  Redwood Capital received in excess of $2 million from the transaction, which closed on December 31, 2007.  We expect to grow sales to $11.5 million ending June 30, 2009 as a result of the current projects in process and those which we are currently closing.  Based on our pipeline of future business we are comfortable projecting $15 million in revenues ending June 30, 2010.

The significant increases are mainly due to our increased marketing efforts and deal referrals from current clients.

GROSS PROFIT

There was no gross profit for the three months ended September 30, 2008 nor 2007.

From June 30, 2007 to June 30, 2008 our gross profit increased from $186 to $1,680,845, representing an increase in $1,680,659. These costs consist of professional fees associated with the closing process of the Dalian Chuming Co’s reverse merger by Redwood Capital.  These include legal, accounting, broker-dealer and related expenses to prepare the client company for a U.S. listing and PIPE investment.  We expect cost of sales to increase incrementally to $1.55 million in 2009 as a result of the expended project volume.  These expenses are fixed costs associated with each project.

GENERAL AND ADMINISTRATIVE EXPENSES

General and Administrative Expenses decreased by $10,781 from $80,334 to $69,553 for the three months ended September 20, 2007 vs. 2008, respectively.  The decrease was driven largely by a reduction in legal expenses.  As we have been able to settle most of our outstanding litigation, these expenses have, and will continue, to decrease.

General and Administrative Expenses increased by $256,621 from $141,774 to $398,395 in 2007 to 2008, respectively. General and administrative expenses consist primarily of administrative personnel costs, professional and consulting fees, local taxes as well as facilities expenses, travel and entertainment expenses, supplies expense and land use rights amortization.

The year-over-year increase in general and administrative expenses in 2007 and 2008 were due to an increase in hiring of management staff and frequent traveling between San Francisco and our China headquarters in Beijing, as well as travel to and from current and potential clients. Additionally, the increase was due to an increase in legal activity, most notably the Magellan settlement and the Merriman lawsuit.

PROFESSIONAL EXPENSES

Professional expenses decreased by $4,603 from $22,853 to $18,250 for the three months ended September 30, 2008 and 2007, respectively.  The decrease was due to certain stock awards which were made to the Board of Directors during the three months ended September 30, 2007.

Professional expenses decreases by $480,655 from $643,508 to $162,853 in 2007 and 2008, respectively.  The decrease was due to certain stock awards which were made to the Board of Directors in the year ended June 30, 2007.

DERIVATIVE CHARGES

Derivative recovery/(charges) of $59,656 and $(450,564) were recognized during the three months ended September 30, 2008 and for the year ended June 30, 2008 resulting from the change in the fair value measured in the derivative liability of certain beneficial conversion features embedded in our notes payable.

The borrowings have provided us working capital as well as Pre-RTO investments into the client companies for the three months ended September 30, 2008 and for the fiscal year ended June 30, 2008.  In 2009, after the initial recovery in the first quarter, we expect to reduce these charges as we have arranged more favorable lending terms with other investors and we plan to finance our projects internally as our equity positions become free trading, which should increase overall margins significantly.

FINANCING COSTS

During the three months ended September 30, 2007, we had issued shares of our common stock to previous Sino UJE shareholders to ensure that each received a retro-active equitable share of the purchase of Sino UJE during the three months ended September 30, 2007.

Financing costs increased by $23,833 from $635,000 to $658,833 in 2007 and 2008, respectively, as we issued 272,391,430 shares of our common stock to previous Sino UJE shareholders to ensure that each received a retro-active equitable share of the purchase of Sino UJE in the year ended June 30, 2008.  During the year ended June 30, 2007 we issued 15,666,667 shares to satisfy certain debts outstanding.

CONSULTING

Consulting costs decreased by $238,284 from $339,922 to $101,638 for the three months ended September 30, 2007 and 2008, respectively and $294,658 from $901,207 to $606,549 for the years ended June 30, 2007 and 2008, respectively, due to several stock awards presented to various independent contractors, as well as the managing director of Redwood Capital and Jim Bickel, CEO.  To conserve as much operating capital as possible, we have issued common stock to enable the continued use of independent services and anticipate continuing this practice into 2009.

LIQUIDITY AND CAPITAL RESOURCES

As of September 30, 2008 we had net working capital of $(2,378) and cash of $232,418 compared to net working capital of $185,384 and cash of $112,326 compared to June 30, 2008.  The decrease in working capital had to do with increased borrowings and increased accretion of the valuation of our derivative liabilities, most notably the accretion of the Put Values associated with Notes A and B (see additional details further in this document).

As of June 30, 2008, we had net working capital of $185,381 and cash of $112,326 compared to net working capital of ($104,259) and cash of $21,895 for the year ending June 30, 2007.  The increase in working capital largely had to do with the receipt of cash and marketable securities worth $2,318,670 from advisory services provided by Redwood Capital to the Dalian Chuming Group, Ltd for its Alternative Public Offering in the year ended June 30, 2008.  For its services provided, Redwood received both cash and securities.  These securities are restricted from sale for a period of one year from the date of receipt.  This restriction should lift in January 2009.

OPERATING ACTIVITIES

Net cash used in operating activities was $289,275 during the three months ended September 30, 2008 compared to $170,698 for the comparative period 2007.  The primary reason for the increase in cash used was the investment we have made in certain transactions expected to close in the third quarter of 2009 and the continued decrease in judgments payable as we work to pay these amounts down.

Net cash used in operating activities was $608,181 for the year ended June 30, 2008, compared to $954,757 for the year ended June 30, 2007.  The primary reason for the decrease in cash used was due to the receipt of cash and marketable securities worth $2,318,670 from Redwood Capital’s advisory services provided to the Dalian Chuming Group Co., Ltd in its Alternative Public Offering during the year ended June 30, 2008.  We anticipate utilizing the proceeds from sales of these securities held as available-for-sale to fund our operations in the fiscal year ending June 30, 2009.

INVESTING ACTIVITIES

Net cash used by investing activities was $1,258 for the three months ended September 30, 2008 compared to cash provided by investing activities of $35,866 for the comparative period 2007.  The reason for the increase in cash used is that we had continued to sell our marketable securities to fund our operations in 2007.  We have not sold any such securities in the three months ended September 30, 2008 as our securities held are restricted from sale until January, 2009.  We additionally purchased some equipment during the three months ended September 30, 2008, which contributed to the increase in cash used in investing activities.

Net cash provided by investing activities was $56,507 for the year ended June 30, 2008 compared to net cash provided by investing activities of $493,828 for the year ended June 30, 2007.  The primary reason for the decrease in cash provided is that the cash proceeds from sales of marketable securities decreased in the eyar ended June 30, 2008.  While we have securities with a fair market value of approximately $1.6 million at June 30, 2008, these marketable securities held as available-for-sale have restrictions surrounding the tradability of the marketable securities which will be lifted in January 2009.

FINANCING ACTIVITIES

Cash provided by financing activities was $410,625 during the three months ended September 30, 2008 compared to $162,000 for the comparative period 2007.  The reason for the increase was that we sold $250,000 worth of common shares to an accredited investor and borrowed an additional $250,000 from our notes payable during the three months ended September 30, 2008.  During the same period 2007, we had sold $102,000 of our common shares and borrowed $60,000.

Cash for financing activities was at $642,105 for the year ending June 30, 2008. For the year ending June 30, 2007, our cash for financing activities totaled $291,405. Such an increase had much to do with two notes payable we entered into in January and February of 2008. We borrowed a total of $470,105 to fund our operations as well as to provide bridge financing to cover costs associated with Redwood Capital’s current agreements with private Chinese companies which are in-progress at June 30, 2008.  We anticipate increasing the total amount borrowed in the first half of the fiscal year ending June 30, 2009, and then re-paying all of the notes payable in the second half of the fiscal year ending June 30, 2009.

EFFECTS OF INFLATION

The impact of inflation and changing prices has not been significant on the financial condition or results of operations of either our company or our operating subsidiary.

IMPACTS OF NEW ACCOUNTING PRONOUNCEMENTS

In June 2008, the Financial Accounting Standards Board, or FASB, issued FASB Staff Position, or FSP, EITF 03-6-1, "Determining Whether Instruments Granted in Share-based Payment Transactions are Participating Securities." FSP EITF 03-6-1 addresses whether instruments granted in share-based payment transactions are participating securities prior to vesting, and therefore need to be included in the earnings allocation in computing earnings per share under the two-class method as described in SFAS No. 128, EARNINGS PER SHARE. Under the guidance of FSP EITF 03-6-1, unvested share-based payment awards that contain nonforfeitable rights to dividends or dividend equivalents (whether paid or unpaid) are participating securities and shall be included in the computation of earnings-per-share pursuant to the two-class method. FSP EITF 03-6-1 is effective for financial statements issued for fiscal years beginning after December 15, 2008 and all prior-period earnings per share data presented shall be adjusted retrospectively. Early application is not permitted. We are assessing the potential impact of this FSP on our earnings per share calculation.

In June 2008, the FASB ratified EITF No. 07-5, "Determining Whether an Instrument (Or an Embedded Feature) is Indexed to an Entity's Own Stock." EITF 07-5 provides that an entity should use a two-step approach to evaluate whether an equity-linked financial instrument (or embedded feature) is indexed to its own stock, including evaluating the instrument's contingent exercise and settlement provisions. EITF 07-5 is effective for financial statements issued for fiscal years beginning after December 15, 2008. Early application is not permitted. We are assessing the potential impact of this EITF on our financial condition and results of operations.

In June 2008, the FASB ratified EITF 08-4, "Transition Guidance for Conforming Changes to EITF Issue No. 98-5, "Accounting for Convertible Securities with Beneficial Conversion Features or Contingently Adjustable Conversion Ratios." This issue applies to the conforming changes made to Issue 98-5 that resulted from Issue 00-27 and Statement 150. Conforming changes made to Issue 98-5 that resulted from Issue 00-27 and Statement 150 shall be effective for financial statements issued for fiscal years ending after December 15, 2008. Earliery application is permitted. The impact effect, if any, of applying the conforming changes, if any, shall be presented retrospectively with the cumulative-effect of the change being reported in retained earnings in the statement of financial position as of the beginning of the first period presented. We are assessing the potential impact of this EITF on our financial condition and results of operations.

In March 2008, the FASB issued SFAS No. 161, ”Disclosures About Derivative Instruments and Hedging Activities”, an amendment of FASB Statement No. 133, which requires additional disclosures about the objectives of the derivative instruments and hedging activities, the method of accounting for such instruments under SFAS No. 133 and its related interpretations, and a tabular disclosure of the effects of such instruments and related hedged items on our financial position, financial performance, and cash flows.

SFAS No. 161 is effective for us beginning January 1, 2009. We are currently assessing the potential impact that adoption of SFAS No. 161 may have on our financial statements.

In December 2007, the FASB, issued SFAS No. 141 (revised 2007), "Business Combinations," which replaces SFAS No. 141. The statement retains the purchase method of accounting for acquisitions, but requires a number of changes, including changes in the way assets and liabilities are recognized in the purchase accounting. It also changes the recognition of assets acquired and liabilities assumed arising from contingencies, requires the capitalization of in-process research and development at fair value, and requires the expensing of acquisition-related costs as incurred. SFAS No. 141R is effective for us beginning July 1, 2009 and will apply prospectively to business combinations completed on or after that date.

In December 2007, the FASB issued SFAS No. 160, "Noncontrolling Interests in Consolidated Financial Statements, an amendment of ARB 51," which changes the accounting and reporting for minority interests. Minority interests will be recharacterized as noncontrolling interests and will be reported as a component of equity separate from the parent's equity, and purchases or sales of equity interests that do not result in a change in control will be accounted for as equity transactions. In addition, net income attributable to the noncontrolling interest will be included in consolidated net income on the face of the income statement and, upon a loss of control, the interest sold, as well as any interest retained, will be recorded at fair value with any gain or loss recognized in earnings. SFAS No. 160 is effective for us beginning July 1, 2009 and will apply prospectively, except for the presentation and disclosure requirements, which will apply retrospectively. We are currently assessing the potential impact that adoption of SFAS No. 160 would have on our financial position, cash flows, or results of operations.

In February 2007, the FASB issued SFAS No. 159, "The Fair Value Option for Financial Assets and Financial Liabilities," which permits entities to choose to measure many financial instruments and certain other items at fair value that are not currently required to be measured at fair value. SFAS No. 159 will apply to us on January 1, 2008. The adoption of SFAS No. 159 has not had a material impact on our financial position, cash flows, and results of operations.

In September 2006, the SEC issued SAB No. 108, "Considering the Effects of Prior Year Misstatements When Quantifying Misstatements in Current Year Financial Statements," which provides interpretive guidance on how the effects of the carryover or reversal of prior year misstatements should be considered in quantifying a current year misstatement. SAB No. 108 was effective for our fiscal year ended December 31, 2006. The adoption of SAB No. 108 has not had a material impact on our financial position, cash flows, or results of operations.

In September 2006, the FASB issued SFAS No. 157, "Fair Value Measurements." SFAS No. 157 establishes a common definition for fair value to be applied to GAAP guidance requiring use of fair value, establishes a framework for measuring fair value, and expands disclosure about such fair value measurements. SFAS No. 157 is effective for fiscal years beginning after November 15, 2007. The adoption of SFAS No. 157 has not had a material impact on our financial position, cash flows, or results of operations.

In July 2006, the FASB released FASB Interpretation No. 48, "Accounting for Uncertainty in Income Taxes," or FIN 48. FIN 48 provides guidance for how uncertain tax positions should be recognized, measured, presented, and disclosed in the financial statements. FIN 48 requires the evaluation of tax positions taken in the course of preparing our tax returns to determine whether the tax positions are "more-likely-than-not" of being sustained by the applicable tax authority. Tax benefits of positions not deemed to meet the "more-likely-than-not" threshold would be booked as a tax expense in the current year and recognized as: a liability for unrecognized tax benefits; a reduction of an income tax refund receivable; a reduction of deferred tax asset; an increase in deferred tax liability; or a combination thereof. We adopted FIN 48 for the year ending December 31, 2007.

In February 2006, the FASB issued SFAS No. 155, "Accounting for Certain Hybrid Financial Instruments," an amendment of SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities," and SFAS No. 140, "Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities." SFAS No. 155 permits fair value re-measurement for any hybrid financial instrument that contains an embedded derivative that otherwise would require bifurcation. SFAS No. 155 is effective for us for all financial instruments acquired or issued after July 1, 2007. The adoption of SFAS No. 155 has not had a material effect on our financial position, results of operations or cash flows.

FACILITIES

Our headquarters are located in Danville, CA, where we rent an office at 4115 Blackhawk Plaza Circle, Suite 100 as our principal place of business. Rent is $1,250 due before the 5th of each month and expires on September 30, 2009.

We currently maintain an office at Jianwai SOHO Building 10, Suite 1605 in the city of Dong San Huan Zhong Lu in the province of Beijing, China. Our costs are CNY 9,000 payable in the US dollar equivalent (approximately $1,305) in accordance to that day's rate at the Bank of China. Rent is due monthly before the 5th of the month and the lease expires on March 9, 2009.

We also maintain a leased housing facility in Beijing. The landlord is Dabei Property Management Company, Ltd. of Sun Thirsty International Apartment Project. Rent is approximately $1,014 payable in cash (CNY 9,500). Rent is due monthly and a deposit of CNY 19,000 was made in September, 2008. The lease expires on March 31, 2009.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

The Company’s officers and directors are subject to the doctrine of corporate opportunities only insofar as it applies to business opportunities in which the Company has indicated an interest, either through its proposed business plan or by way of an express statement of interest contained in the Company’s minutes. If directors are presented with business opportunities that may conflict with business interests identified by the Company, such opportunities must be promptly disclosed to the Board of Directors and made available to the Company. In the event the Board shall reject an opportunity that was presented to it and only in that event, any of the Company’s officers and directors may avail themselves of such an opportunity. Every effort will be made to resolve any conflicts that may arise in favor of the Company. There can be no assurance, however, that these efforts will be successful.

MARKET FOR COMMON EQUITY AND RELATED STOCKHOLDERS MATTERS

The Company’s Common Stock is traded on the Pink Sheets under the symbol “SIVC”. The following table sets forth the trading history of the Common Stock for each quarter since September 30, 2006 through September 30, 2008, as reported by Dow Jones Interactive. The quotations reflect inter-dealer prices, without retail mark-up, markdown or commission and may not represent actual transactions.

Quarter Ending	Quarterly High	Quarterly Low	Quarterly Close
9/30/2006	0.001	0.001	0.001
12/31/2006	0.001	0.001	0.001
3/31/2007	0.03	0.03	0.03
6/30/2007	0.013	0.01	0.01
9/30/2007	0.003	0.003	0.003
12/31/2007	0.0005	0.0004	0.0004
3/31/2008	0.001	0.001	0.001
6/30/2008	0.006	0.005	0.005
9/30/2008	0.005	0.0045	0.005

DIVIDENDS

The payment of dividends is subject to the discretion of our Board of Directors and will depend, among other things, upon our earnings, our capital requirements, our financial condition, and other relevant factors. We have not paid or declared any dividends upon our common stock since our inception and, by reason of our present financial status and our contemplated financial requirements, do not anticipate paying any dividends upon our common stock in the foreseeable future.

We have never declared or paid any cash dividends. We currently do not intend to pay cash dividends in the foreseeable future on the shares of common stock. We intend to reinvest any earnings in the development and expansion of our business. Any cash dividends in the future to common stockholders will be payable when, as and if declared by our Board of Directors, based upon the Board’s assessment of:

•	our financial condition;
•	earnings;
•	need for funds;
•	capital requirements;

•	prior claims of preferred stock to the extent issued and outstanding; and
•	other factors, including any applicable laws.

Therefore, there can be no assurance that any dividends on the common stock will ever be paid.

Executive Compensation

The following table provides certain summary information concerning the compensation earned by the named executive officers for the fiscal years ended June 30, 2007 and 2008 and three months ended September 30, 2008, for services rendered in all capacities to S3 Investment Company, Inc.:

Name & Principal Position		Salary ($)	Bonus ($)	Stock Awards ($)	Option Awards ($)	Non-Equity Incentive Plan Compensation ($)	Nonqualified Deferred Compensation Earnings ($)	All Other Compensation ($)	Total ($)
James Bickel, President and Chief Executive Officer(1)
For the three months ended September 30, 2008		$24,000	$-	$-	$-	$-	$-	$-	$24,000
For the year ended June 30, 2008		$96,000	$-	$160,000(5)	$-	$-	$-	$-	$256,000
For the year ended June 30, 2007		$83,000	$-	$910,000(5)	$-	$-	$-	$-	$993,000

Gary Nerison, Secretary and Treasurer (2)		$-	$-	$-	$-	$-	$-	$-	$-
For the three months ended September 30, 2008		$-	$-	$-	$-	$-	$-	$-	$-
For the year ended June 30, 2008		$2,000	$-	$23,000(5)	$-	$-	$-	$-	$25,000
For the year ended June 30, 2007		$20,000	$-	$28,000(5)	$-	$-	$-	$-	$48,000

Bruce Ruberg, Secretary and Treasurer(3)	2008	$30,000	$-	$4,000(5)	$-	$-	$-	$-	$34,000
	2007	$30,000	$-	$11,000(5)	$-	$-	$-	$-	$41,000

Kenneth Weidrich(4)	2007	$-	$-	$-	$-	$-	$-	$-	$-

(1)

James Bickel was appointed as the Company’s Chief Executive Officer and President on January 26, 2006

(2)

Gary Nerison was appointed as the Company’s Secretary and Treasurer on August 16, 2007.

(3)

Bruce Ruberg served as Secretary and Treasurer from March 15, 2007 to August 16, 2007.

(4)

Kenneth Weidrich served as Secretary and Treasurer from October 1, 2004 to March 15, 2007. Mr. Wiedrich received compensation from Javelin Advisory Group, which had an administrative service contract with the Company.

(5)

Amount represents the estimated total fair market value of stock granted to Mr. Bickel and Mr. Nerison pursuant to SFAS 123R, as discussed in Note 3 to our audited financial statements for the year ended June 30, 2008.  Additionally, Mr. Bickel and Mr. Nerison received stock compensation for serving as a member of the board of directors, which is shown in the Director Compensation below.

Employment Agreements

On January 26, 2007, we entered into an Employment Agreement with James Bickel, President.  Pursuant to the Employment Agreement, Mr. Bickel will serve as President for an employment term through January 26, 2009.  Mr. Bickel is entitled to an annual base salary of $96,000. Mr. Bickel is also Chairman of the Board of Directors of the Company. Mr. Bickel is responsible for the remittance of any appropriate withholding taxes as a result of this Employment Agreement.

Director Compensation

The following table provides compensation summary concerning the compensation earned by the named directors for the years ended June 30, 2007 and 2008 and three months ended September 30, 2008:

DIRECTOR COMPENSATION
Name	Fees Earned or Paid in Cash	Stock Awards	Option Awards	Non-Equity Incentive Plan Compensation	Non-Qualified Deferred Compensation Earnings	All Other Compensation	Total
James Bickel September 30, 2008(1)	$6,000	-	-	-	-	-	$6,000
James Bickel June 30, 2008	$24,000	-	-	-	-	-	$24,000
James Bickel June 30, 2007	$18,000	-	-	-	-	-	$18,000
Gary Nerison June 30, 2008(2)	$6,000	-	-	-	-	-	$6,000

Gary Nerison June 30, 2008	$24,000	-	-	-	-	-	$24,000
Gary Nerison June 30, 2007	$17,000	-	-	-	-	-	$17,000
Manhong Liu September 30, 2008(3)	$6,000	-	-	-	-	-	$6,000
Manhong Liu June 30, 2008	$24,000	$23,000	-	-	-	-	$47,000
Manhong Liu June 30, 2007	$6,000	$14,000	-	-	-	-	$20,000
Chris Bickel 2007(4)	-	-	-	-	-	-	-
Douglas Perkins 2007(5)	$11,000	-	-	-	-	-	$11,000

1)

James Bickel was appointed Chairman of the Board of Directors on January 5, 2007.

2)

Gary Nerison was appointed as a member of the Board of Directors on December 5, 2005.

3)

Manhong Liu was appointed as a member of the Board of Directors on February 26, 2007.

4)

Chris Bickel served as Chairman of the Board of Directors from September 11, 2004 to January 5, 2007.

5)

Douglas Perkins served as a member of the Board of Directors from January 25, 2006 to February 21, 2007.

Directors' Agreements

On March 1, 2008, the Company entered into an agreement with James Bickel, whereby Mr. Bickel would serve as Chairman of the Company’s Board of Directors for a twelve-month term, subject to renewal upon agreement of the parties. During the term of this agreement, the Company will compensate Mr. Bickel $2,000 per month. Mr. Bickel will also be reimbursed for pre-approved expenses incurred on behalf of the Company including, but not limited to, travel expenses incurred to attend Board meetings.

On March 1, 2008, the Company entered into an agreement with Gary Nerison, whereby Mr. Nerison would serve on the Company’s Board of Directors for a twelve-month term, subject to renewal upon agreement of the parties. During the term of this agreement, the Company will compensate Mr. Nerison $2,000 per month. Mr. Nerison will also be reimbursed for pre-approved expenses incurred on behalf of the Company including, but not limited to, travel expenses incurred to attend Board meetings.

On March 1, 2008, the Company entered into an agreement with Manhong Liu, whereby Ms. Liu would serve on the Company’s Board of Directors for a twelve-month term, subject to renewal upon agreement of the parties. During the term of this agreement, the Company will compensate Ms. Liu $2,000 per month. Ms. Liu will also be reimbursed for pre-approved expenses incurred on behalf of the Company including, but not limited to, travel expenses incurred to attend Board meetings.

Stock Option Grants

S3 Investment Company did not grant any stock options to the executive officer during the three months ended September 30, 2008 nor during the fiscal period ended June 30, 2008. S3 Investment Company has also not granted any stock options to the Executive Officers since incorporation.

Employee Stock Compensation Plans

On October 6, 2006, the Company registered 200,000,000 shares of common stock in accordance with their employee stock compensation plan on a form S-8. Since then, all 200,000,000 of those shares have been issued.

Board Committees

We do not currently have any committees of the Board of Directors, as our Board consists of three members. Additionally, due to the nature of our intended business, the Board of Directors does not foresee a need for any committees in the foreseeable future.

Indemnification

Section 317 of the California General Corporations Law authorizes a court to award, or a corporation's board of directors to grant, indemnity to directors and officers who are parties or are threatened to be made parties to any proceeding (with certain exceptions) by reason of the fact that the person is or was an agent of the corporation, against expenses, judgments, fines, settlements and other amounts actually and reasonably incurred in connection with the proceeding if that person acted in good faith and in a manner the person reasonably believed to be in the best interests of the corporation. Section 204 of the law provides that this limitation on liability has no effect on a director's liability (a) for acts or omissions that involve intentional misconduct or a knowing and culpable violation of law, (b) for acts or omissions that a director believes to be contrary to the best interests of the corporation or its shareholders or that involve the absence of good faith on the part of the director, (c) for any transaction from which a director derived an improper personal benefit, (d) for acts or omissions that show a reckless disregard for the director's duty to the corporation or its shareholders in circumstances in which the director was aware, or should have been aware, in the ordinary course of performing a director's duties, of a risk of a serious injury to the corporation or its shareholders, (e) for acts or omissions that constitute an unexcused pattern of inattention that amounts to an abdication of the director's duty to the corporation or its shareholders, (f) under Section 310 of the law (concerning contracts or transactions between the corporation and a director), or (g) under Section 316 of the law (directors' liability for improper dividends, loans and guarantees). Section 317 does not extend to acts or omissions of a director in his capacity as an officer. Further, Section 317 has no effect on claims arising under federal or state securities laws and does not affect the availability of injunctions and other equitable remedies available to our shareholders for any violation of a director's fiduciary duty to us or our shareholders. Although the validity and scope of the legislation underlying Section 317 have not yet been interpreted to any significant extent by the California courts, Section 317 may relieve directors of monetary liability to us for grossly negligent conduct, including conduct in situations involving attempted takeovers of our company.

 In accordance with Section 317, our articles of incorporation eliminate the liability of each of our directors for monetary damages to the fullest extent permissible under California law. Our articles further authorize us to provide indemnification to our agents (including our officers and directors), subject to the limitations set forth above. The articles and bylaws further provide for indemnification of our corporate agents to the maximum extent permitted by California law. Additionally, we maintain insurance policies which insure our officers and directors against certain liabilities.

The foregoing summaries are necessarily subject to the complete text of the statute, our articles, our bylaws and the agreements referred to above and are   qualified in their entirety by reference thereto.

ANTI-TAKEOVER EFFECTS OF CALIFORNIA LAW AND OUR ARTICLES OF INCORPORATION AND BYLAWS

Certain provisions of California law, our articles of incorporation and our bylaws contain provisions that could have the effect of delaying, deferring and discouraging another party from acquiring control of us. These provisions, which are summarized below, are expected to discourage coercive takeover practices and inadequate takeover bids. These provisions are also designed to encourage persons seeking to acquire control of us to first negotiate with our board of directors. We believe that the benefits of increased protection of our potential ability to negotiate with an unfriendly or unsolicited acquiror outweigh the disadvantages of discouraging a proposal to acquire us because negotiation of these proposals could result in an improvement of their terms.

The ability to authorize undesignated preferred stock makes it possible for our board of directors to issue preferred stock with voting or other rights or preferences that could impede the success of any attempt to acquire us. These provisions may have the effect of deferring hostile takeovers or delaying changes in control or management of S3. In addition, the preferred stock could have the effect of delaying, deferring and discouraging another party from acquiring control of S3.

The provisions of California law, our articles of incorporation and our bylaws could have the effect of discouraging others from attempting hostile takeovers and, as a consequence, they may also inhibit temporary fluctuations in the market price of our common stock that often result from actual or rumored hostile takeover attempts. These provisions may also have the effect of preventing changes in our management. It is possible that these provisions could make it more difficult to accomplish transactions that stockholders may otherwise deem to be in their best interests.

Transfer Agent

The transfer agent for the common stock will be Transfer Online, Inc, 317 SW Alder Street, 2nd Floor, Portland, OR 97204, phone: 503.227.2950, fax: 503.227.6874.

SHARES ELIGIBLE FOR FUTURE SALE

Future sales of substantial amounts of common stock in the public market could adversely affect market prices prevailing from time to time.

Upon completion of this offering, we will have outstanding an aggregate of 1,541,535,311 of common stock will be outstanding. Of these shares, 1,541,535,311 will be freely tradable without restriction or further registration under the Securities Act, unless such shares are purchased by individuals who become “affiliates” as that term is defined in Rule 144 under the Securities Act, as the result of the securities they acquire in this offering which provide them, directly or indirectly, with control or the capacity to control us.

The SEC has adopted rules that regulate broker-dealer practices in connection with transactions in “penny stocks.” Penny stocks generally are equity securities with a price of less than $5.00, other than securities registered on certain national securities exchanges or quoted on the NASDAQ system, provided that current price and volume information with respect to transactions in such securities is provided by the exchange or system. The penny stock rules require a broker-dealer, prior to a transaction in a penny stock not otherwise exempt from the rules, to deliver to the prospective purchaser a standardized risk disclosure document prepared by the Securities and Exchange Commission that provides information about penny stocks and the nature and level of risks in the penny stock market. In addition, the penny stock rules require that prior to a transaction in a penny stock not otherwise exempt from such rules, the broker-dealer must make a special written determination that the penny stock is a suitable investment for the prospective purchaser and receive the purchaser’s written agreement to the transaction. Furthermore, subsequent to a transaction in a penny stock, the broker-dealer will be required to deliver monthly or quarterly statements containing specific information about the penny stock. It is anticipated that our common stock will be traded on the OTC Bulletin Board at a price of less than $5.00. In this event, broker-dealers would be required to comply with the disclosure requirements mandated by the penny stock rules. These disclosure requirements will likely make it more difficult for investors in this offering to sell their common stock in the secondary market.

FINANCIAL STATEMENTS

S3 INVESTMENT COMPANY, INC.

FOR THE THREE MONTHS ENDED SEPTEMBER 30, 2008 AND 2007 (unaudited)

AND FOR THE FISCAL YEARS ENDED JUNE 30, 2008 and 2007

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Shareholders of S3 Investment Company, Inc.

We have audited the accompanying balance sheet of S3 Investment Company, Inc. as of June 30, 2008 and 2007, and the related statements of operations and comprehensive income, stockholders’ equity, and cash flows for the years then ended. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of S3 Investment Company, Inc. at June 30, 2008 and 2007, and the results of its operations and cash flows for the years then ended in conformity with accounting principles generally accepted in the United States of America.

The accompanying financial statements have been prepared assuming that S3 Investment Company, Inc. will continue as a going concern. As discussed in Note 2 to the financial statements, S3 Investment Company, Inc. has suffered recurring losses from operations and has a net capital deficiency that raises substantial doubt about the company’s ability to continue as a going concern. Management’s plans in regard to these matters are also described in Note 2. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

/s/Chisholm, Bierwolf & Nilson

Chisholm, Bierwolf & Nilson, LLC

Bountiful, UT

November 13, 2008

S3 Investment Company, Inc.
Consolidated Balance Sheets (unaudited)

ASSETS
	September 30,	June 30,	June 30,
	2008	2008	2007
	(unaudited)
Current Assets
Cash	$232,418	$112,326	$21,895
Prepaid expense	3,388	298	970
Marketable Securities - available for sale	1,643,617	1,643,617	52,074
Deferred Transaction Costs	252,748	119,698	204,343
Total Current Assets	2,132,171	1,875,939	279,282
Property - office equipment net of depreciation	3,053	2,227	2,778
Other Assets
Goodwill	45,000	45,000	45,000
Total Other Assets	45,000	45,000	45,000
Total Assets	$2,180,224	$1,923,166	$327,060

LIABILITIES AND STOCKHOLDERS' EQUITY/(DEFICIT)
Current Liabilities
Accounts payable	$77,593	$169,393	$79,944
Accrued interest	52,343	36,442	4,876
Accrued Expenses	30,062	23,872	6,410
Notes Payable (see Note 8)	29,700	29,700	29,700
Judgments Payable	146,717	152,717	262,611
Convertible Notes Payable, net of unamortized discount (see Note 9)	577,692	376,404	-
Derivative Liability (see Note 10)	1,220,442	902,027
Total Current Liabilities	2,134,549	1,690,555	383,541
Total Liabilities	2,134,549	1,690,555	383,541

Commitments (see Note 12)
Stockholders' Equity/(Deficit)
Preferred Stock, Authorized 100,000,000 Shares, $0.001 Par Value, 13,000,000	13,000	13,000	13,000
Common Stock, Authorized 9,900,000,000 Shares, $0.001 Par Value, 1,436,535,311 Shares Issued and Outstanding, adjusted for reverse split (Note 5)	1,541,535	1,436,535	159,210

Additional Paid in Capital	9,599,761	9,424,761	9,287,254
Accumulated Comprehensive Income	-	-	31,285
Retained deficit	(11,108,621)	(10,641,685)	(9,547,230)
Total Stockholders' Equity/(Deficit)	45,675	232,611	(56,481)
Total Liabilities and Stockholders' Equity/(Deficit)	$2,180,224	$1,923,166	$327,060

The accompanying notes are an integral part of these consolidated financial statements.

S3 Investment Company, Inc.
Consolidated Statements of Operation and Comprehensive Income

	For the Three Months Ended September 30,		For the Twelve Months Ended June 30,
	2008	2007	2008	2007
	(unaudited)	(unaudited)
Revenues	$-	$-	$2,318,670	$186
Total Revenues	-	-	2,318,670	186
Project-Related Costs	-	-	637,825	-
Gross Profit	-	-	1,680,845	186

Operating Expenses
Administrative fees	25,539	5,585	30,129	215,638
Consulting	101,638	339,922	606,549	901,207
Depreciation expense	432	385	1,632	2,980
Financing costs	-	261,366	658,833	635,000
Interest expense	434,634	31,040	637,068	2,433
Investor relations	8,900	21,516	55,879	73,512
Professional fees	18,250	22,853	162,853	643,508
General & Administrative expense	69,553	80,334	398,395	141,774
Total Operating Expenses	658,946	763,001	2,551,338	2,616,052
Net Gain (Loss) from operations	(658,946)	(763,001)	(870,493)	(2,615,866)
Other Income (Expense)
Loss on sale of asset	-	-	(500)	(2,365)
Derivative recovery/(charges)	59,656	-	(450,564)	-
Gain from forgiveness of debt	12,752
Gain from legal settlement	90,000
Realized gain on sale of stock	-	20,116	36,798	22,416
Total Other Income (Expense )	162,408	20,116	(414,266)	20,051
Net Gain (Loss) from Continuing Operations	(496,538)	(742,885)	(1,284,759)	(2,595,815)
Discontinued Operations
Loss on abandonment of entity	-	-	-	(726,925)
Recovery/(Loss) from discontinued operations	29,602	98,330	190,304	(79,759)
Total Gain (Loss) from Discontinued Operations	29,602	98,330	190,304	(806,684)

Income (Loss) Before Income Taxes	(466,936)	(644,555)	(1,094,455)	(3,402,499)
Income Tax Expense	-	-	-	-
Net Gain (Loss)	$(466,936)	$(644,555)	$(1,094,455)	$(3,402,499)
Net loss from continuing operations per share	$(0.00)	$(0.00)	$(0.00)	$(0.07)
Net loss from discontinued operations per share	$0.00	$0.00	$0.00	$(0.02)
Net loss per share	$(0.00)	$(0.00)	$(0.00)	(0.09)
Weighted Average Shares Outstanding	1,133,284,563	299,705,649	847,791,275	36,591,502
Comprehensive Income (Loss)
Net Gain (Loss)	$(466,936)	$(644,555)	$(1,094,455)	$(3,402,499)
Unrealized gain (loss) from investments held for sale	-	8,353	-	31,285
Net Accumulated Other Comprehensive Income	(466,936)	(636,202)	$(1,094,455)	(3,371,214)
The accompanying notes are an integral part of these consolidated financial statements.

S3 Investment Company, Inc.
Consolidated Statements of Stockholders' Equity (Deficit)
							Accumulated
	Preferred Stock		Common Stock		Additional Paid in	Subscription	Other Comprehensive	Minority	Retained Earnings
	Shares	Amount	Shares	Amount	Capital	Receivable	Income (Loss)	Interest	(Deficit)
Balance June 30, 2006	13,000,000	$ 13,000	13,333,333	$ 13,333	$ 7,048,086	$ (40,491)	$ 207,707	$ 585,849	$ (6,144,731)
Cash received for stock subscription	-	-	-	-	-	40,491	-	-	-
Stock issued for services	-	-	87,710,000	87,710	1,435,754	-	-	-	-
Common stock issued for cash	-	-	42,500,000	42,500	208,414	-	-	-	-
Common stock issued for cancellation of debt	-	-	15,666,667	15,667	595,000	-	-	-	-
Net unrealized loss from investments held for sale for the period ended June 30, 2007	-	-	-	-	-	-	(176,422)	-	-
Net Loss for the period ended June 30, 2007	-	-	-	-	-	-		(585,849)	(3,402,499)
Balance June 30, 2007	13,000,000	$ 13,000	159,210,000	$ 159,210	$ 9,287,254	$ -	$ 31,285	$ -	$ (9,547,230)
Common stock issued for services	-	-	458,500,000	458,500	43,000	-	-	-	-
Common stock issued for cash	-	-	472,392,571	472,393	(300,393)	-	-	-	-
Common stock issued in compliance with anti-dilutive provisions	-	-	49,041,310	49,041	132,412	-	-	-	-
Common stock issued for litigation settlement (see Note 5)	-	-	25,000,000	25,000	75,000	-	-	-	-
Common stock issued for financing	-	-	272,391,430	272,391	187,488	-	-	-	-
Net unrealized loss from investments held for sale for the period ended June 30, 2008	-	-	-	-	-	-	(31,285)	-	-
Net Loss for the period ended June 30, 2008	-	-	-	-	-	-	-	-	(1,094,455)
Balance June 30, 2008	13,000,000	$ 13,000	1,436,535,311	$ 1,436,535	$ 9,424,761	$ -	$ -	$ -	$ (10,641,685)
Common stock issued for services	-	-	5,000,000	5,000	25,000	-	-	-	-
Common stock issued for cash	-	-	100,000,000	100,000	150,000	-	-	-	-
Net Loss for the three months ended September 30, 2008 (unaudited)	-	-	-	-	-	-	-	-	(466,936)
Balance September 30, 2008 (unaudited)	-	$ 13,000	1,541,535,311	$ 1,541,535	$ 9,599,761	$ -	$ -	$ -	$ (11,108,621)

The accompanying notes are an integral part of these consolidated financial statements.

S3 Investment Company, Inc.
Consolidated Statements of Cash Flows
	For the Three Months Ended Sept. 30,		For the Twelve Months Ended June 30,

	2008	2007	2008	2007
	(unaudited)	(unaudited)
Cash Flows from Operating Activities:
Net Gain (Loss)	$(466,936)	$(644,517)	$(1,094,455)	$(3,402,499)
Adjustments to Reconcile Net Loss to Net Cash Provided by Operations:
Depreciation and amortization	433	385	1,632	(2,980)
Accretion of interest	434,634	32,623	435,996	-
Change in fair value of derivative liability	(59,656)	-	612,331	-
Abandonment of entity	-	-	-	1,202,191
Stock issued for services	30,000	323,000	501,500	1,523,464
Stock issued for litigation settlement	-	-	100,000	-
Issuance of common stock for financing activities	-	261,368	459,879	500,667
Issuance of stock in accordance with prior-year litigation settlement	-	-	181,453	-
Marketable securities received for services	-	-	(1,883,618)	-
Realized gain on investments	-	(20,116)	(36,798)	(22,416)
Minority interest	-	-	-	(585,849)
Changes in Operating Assets and Liabilities:
Decrease (increase) in prepaid expenses	(3,090)	1,184	672	51,922
Increase in receivables	-	-	-	538,194
Decrease (increase) in deferred transaction costs	(133,050)	(75,888)	84,641	(204,343)
Increase (decrease) in accounts payable and accrued liabilities	(91,610)	(48,737)	28,586	(553,108)
Net Cash Provided (Used) by Operating Activities	(289,274)	(170,698)	(608,181)	(954,757)
Cash Flows from Investing Activities:
Proceeds from sale of marketable securities	-	35,866	57,587	477,920
Purchase of office equipment	(1,259)	-	(1,580)	-
Retirement of office equipment	-	-	500	15,908
Net Cash Used by Investing Activities	(1,259)	35,866	56,507	493,828
Cash Flows from Financing Activities:

Payments made on accrued expenses	-	-	-	40,491
Issuance of notes payable	160,625	60,000	590,105	-
Repayment of note payable	-	-	(120,000)
Proceeds from sale of common stock for cash	250,000	102,000	172,000	250,914
Net Cash Provided by Financing Activities	410,625	162,000	642,105	291,405
Increase (decrease) in Cash	120,092	27,168	90,431	(169,524)
Cash and Cash Equivalents at Beginning of Period	112,326	21,895	21,895	191,419
Cash and Cash Equivalents at End of Period	$232,418	$49,063	$112,326	$21,895
Supplemental cash flow information:
Cash Paid For:
Interest	$-	$-	$246,945	$2,433
Income Taxes	-	-	-	-
Non-Cash Investing and Financing Activities:
Stock issued for Services	$30,000	$323,000	$501,500	$1,523,464
Stock issued for litigation settlements	-	-	281,453	-
Stock issued for financing activities	-	261,368	459,879	500,667
Marketable securities transferred for interest payment	-	-	240,000	-
The accompanying notes are an integral part of these consolidated financial statements.

S3 INVESTMENT COMPANY, INC.

Notes to the Consolidated Financial Statements

September 30, 2008 (unaudited) and

June 30, 2008 and 2007

Note 1 – Organization and Business Activities

This summary of significant accounting policies of S3 Investment Company, Inc. is presented to assist in understanding the Company's financial statements. The financial statements and notes are representations of the Company's management who are responsible for their integrity and objectivity. These accounting policies conform to accounting principles generally accepted in the United States of America and have been consistently applied in the preparation of the consolidated financial statements.

S3 Investment Company, Inc. was incorporated under the laws of the State of California. The Company originally incorporated with the name of Retail Windows, Inc. on April 19, 2000 to engage in any lawful activity as shall be appropriate under laws of the State of California. On June 30, 2001 it amended its Articles of Incorporation to change name to Axtion Foods, Inc. Prior to April 2003, Axtion Foods, Inc. was engaged in the development, manufacturing and distribution of health bars and health drinks. The business plan was not fully implemented and on April 16, 2003 it changed its name to S3I Holdings, Inc. and acquired 100% of the issued and outstanding capital stock of Securesoft Systems, Inc., a Delaware corporation, making Securesoft Systems, Inc (Securesoft) a wholly-owned subsidiary of the Company.

Securesoft Systems, Inc., was incorporated in September 1999. It developed and marketed enterprise compliance and risk management software solutions, but discontinued operations in the last quarter of the fiscal year ended June 30, 2005.   It subsequently filed for bankruptcy protection under Chapter 7.

On April 12, 2004 the Company's Board of Directors elected to be regulated as a business development company under the Investment Company Act of 1940. As a business development company ("BDC"), the Company was required to maintain at least 70% of its assets invested in "eligible portfolio companies", which are loosely defined as any domestic company which is not publicly traded or that has assets less than $4 million.  Based on the BDC format, Securesoft became the first portfolio company.  The Company added two new portfolio Investments in November, 2004: Sino UJE, Ltd. (‘Sino’), a Hong Kong company, and Redwood Capital, Inc., a privately held investment advisory group.

In August 2005, the Board of Directors determined that the Company’s continued focus on operations outside the United States, and the limited nature of the Company’s portfolio, did not lend itself to the structure of a business development company nor require reporting under the Investment Company Act of 1940.  Further, the Company’s management had several discussions with the Securities and Exchange Commission during which the Commission expressed the opinion that the Company’s capital structure was in violation of certain provisions of the Investment Company Act of 1940; namely, that the Company’s preferred stock was issued in violation of Section 18 and convertible debentures were issued in violation of Section 61.  On August 26, 2005, the Board of Directions approved a motion to withdraw the Company’s election to be treated as Business Development Company under the 1940 Act and on April 5, 2006 the Company’s shareholders approved the withdrawal petition.  On April 6, 2006, the Company filed an N-54C, which formally withdrew the Company’s BDC election.

As mentioned above, the Company acquired 51% of the common stock of Sino during November, 2004. Utilizing an extensive distribution network in China, Sino distributed medical and industrial supplies for a group of Original Equipment Manufacturers (OEM’s) in Europe and the US that were exclusively represented in China by Sino.  In November 2004, Sino was acquired from the Ya-Sheng Group for 4.9% of the outstanding stock of the company.  According to the terms of the acquisition, the 4.9% non-dilutive provision was effective through July 2008.  As a result, during the fiscal years ending June 30, 2007 and 2008, the Company issued 49,041,310 additional shares to the Ya-Sheng Group.  During the third quarter of 2007 the Company lost control of Sino UJE, Ltd.  Accordingly, the Company recorded a loss of $(726,925) from the abandonment of Sino for the fiscal year ending June 30, 2007.  Separately, the Company recorded a loss of $(79,759) from the discontinued operations of Sino for the fiscal year ended June 30, 2007 and a recovery of $190,304 for the fiscal year ended June 30, 2008.

The Company’s sole operating business is its wholly-owned subsidiary, Redwood Capital, Inc., which was acquired during November, 2004. Redwood Capital, Inc. provides specialized advisory and capital market services primarily to clients in China. The Company’s focus is to introduce private companies in China to the American capital markets through its extensive investment banking relationships.

Note 2 - Going Concern

The accompanying consolidated financial statements have been prepared in conformity with accounting principles generally accepted in the United States of America, which contemplate continuation of the company as a going concern. However, the Company has an accumulated deficit of $(11,108,621) as of September 30, 2008 (unaudited) including losses of $(466,936) and $(644,517) for the three months ended September 30, 2008 and 2007 (unaudited), and $(1,094,455) and $(3,402,499) for the years ended June 30, 2008 and 2007, respectively. In addition, the Company is in default on one of its convertible notes payable.  These conditions raise substantial doubt as to the Company’s ability to continue as a going concern.

In order to continue as a going concern and achieve a profitable level of operations, the Company will require, among other things, additional capital resources.  Management’s plans to obtain such resources for the Company include raising additional capital through the sale of common stock and continuing the practice of issuing common stock as consideration for certain employee and marketing services. Management cannot provide any assurances that the Company will be successful in accomplishing any of its plans.

The ability of the Company to continue as a going concern is dependent upon its ability to successfully accomplish the plans described in the preceding paragraphs and eventually secure other sources of financing and attain profitable operations. The accompanying financial statements do not include any adjustments that might be necessary if the Company is unable to continue as a going concern.

Note 3 - Summary of Significant Accounting Policies

Principles of Consolidation

The accompanying consolidated financial statements include the accounts of S3 Investment Company, Inc. and Redwood Capital, Inc. (collectively the “Company”). All significant inter-company accounts and transactions have been eliminated in consolidation.

Use of estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Revenue recognition

Revenues are recognized from financial services contracts as amounts become billable per their respective contract terms in accordance with Staff Accounting Bulletin (“SAB”) 101, as amended by SAB 104.  The Company considers amounts to be earned once evidence of an arrangement has been obtained, services are delivered, fees are fixed or determinable, and collectability is reasonably assured. The Company’s sole revenue generating operation is through its subsidiary, Redwood Capital.  Revenue is generated by providing services to assist private Chinese companies through the various stages of the process of a reverse merger into a publicly-traded shell, and concurrent capital funding (collectively, an Alternate Public Offering, or “APO”).  As the total fees to be paid are typically provided as a percentage of the total capital raised from each APO, the fees are typically not fixed until the completion of such transactions.  As such, the Company recognizes revenue from each transaction upon the successful closing of each APO.

Deferred Transaction Costs

Once a contractual agreement has been reached, any contractual advances the Company makes on behalf of its clients to certain third parties are deferred during the contractual period and expensed once each transaction has closed.  Once expensed, these deferred costs are included in cost of sales.

Deferred amounts are monitored regularly for impairment. Impairment losses are recorded when projected undiscounted operating cash flows of the related contract are not sufficient to recover the carrying amount of contract assets. Deferred transition costs were $252,748, $119,698 and $204,343 as of September 30, 2008, June 30, 2008 and 2007, respectively, and are included in current assets.

Cash and cash equivalents

The Company considers all liquid investments with a maturity of three months or less from the date of purchase that are readily convertible into cash to be cash equivalents.

The Company maintains its cash in bank deposit accounts which, at times, may exceed federally insured limits.  The Company has not experienced any losses in such accounts and believes it is not exposed to any significant credit risk on cash and cash equivalents.

Concentration of Risk

All of the Company’s revenues are derived from transactions in foreign countries.  The economic and political instability of some foreign countries may affect the ability of the Company and its customers to complete any Alternative Public Offerings currently in progress.  Such circumstances could cause a possible loss of sales, which would affect operating results adversely.

During the year ended June 30, 2008 one single customer, Dalian Chuming Group, Ltd., represented more than 10% of total net sales for the years then ended.  There were no sales for the three months ended September 30, 2008

Marketable Securities

Pursuant to Statement of Financial Accounting Standard No. (“SFAS”) 115 “Accounting for Certain Investments in Debt and Equity Securities” management determines the appropriate classification of investment securities at the time they are acquired and evaluates the appropriateness of such classification at each balance sheet date. At September 30, 2008, June 30, 2008 and at June 30, 2007, all marketable securities were classified as available-for-sale-securities and appropriately stated at fair value based on quoted market prices and other observable market data, with any unrealized holding gains and losses, net of the related deferred tax effect, reported as a separate component of stockholders' equity. Realized gains and losses from sales of securities available for sale are determined on a specific identification basis and are included in other income and expense.

Property – office equipment

Office equipment is depreciated on a straight-line basis over the estimated useful life of the asset of three to five years. Office equipment is stated at cost net of accumulated depreciation and is reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of such assets may not be recoverable.

Long-Lived Assets

Long-lived assets are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset or group of assets may not be recoverable. Recoverability of long-lived assets or groups of assets is assessed based on a comparison of the carrying amount to the estimated future net cash flows. If estimated future undiscounted net cash flows are less than the carrying amount, the asset is considered impaired and expense is recorded at an amount required to reduce the carrying amount to fair value.

Basic and Diluted Net Income per Share

Basic earnings per share is calculated using the weighted-average number of common shares outstanding during the period without consideration of the dilutive effect of stock warrants and convertible notes. The basic weighted-average number of common shares outstanding was 1,133,284,563 and 299,705,649 for the three months ended September 30, 2008 and 2007, respectively, 847,791,275 and 36,591,502 for the years ended June 30, 2008 and 2007, respectively. All common shares presented are reflective of a reverse common stock split of one-to-one hundred and fifty.  Common stock equivalents related to beneficial conversion features embedded in certain Notes Payable (209,375,000 at September 30, 2008 and 146,034,247 at June 30, 2008) have not been included in the calculation of loss per share for the three months ended September 30, 2008 nor 2007, nor for the fiscal years ending June 30, 2008 nor 2007 due to their anti-dilutive effect.

	Income (Loss)	Shares	Per Share
	(numerator)	(denominator)	Amount
Basic EPS
For the three months ended Sept 30, 2008
Net loss from continuing operations per share	$(496,538)	1,133,284,563	($0.00)
Net income from discontinued operations per share	$29,602	1,133,284,563	$0.00

Net loss per share	$(466,936)	1,133,284,563	($0.00)
For the three months ended Sept 30, 2007
Net loss from continuing operations per share	$(742,885)	299,705,649	($0.00)
Net income from discontinued operations per share	$98,330	299,705,649	$0.00
Net loss per share	$(644,555)	299,705,649	($0.00)
For the year ended June 30, 2008
Net loss from continuing operations per share	$(1,284,759)	847,791,275	($0.00)
Net income from discontinued operations per share	$190,304	847,791,275	$0.00
Net loss per share	$(1,094,455)	847,791,275	($0.00)
For the year ended June 30, 2007
Net loss from continuing operations per share	$(2,595,815)	36,591,502	($0.07)
Net loss from discontinued operations per share	$(806,684)	36,591,502	($0.02)
Net loss per share	$(3,402,499)	36,591,502	($0.09)

Stock-based compensation

In December 2004, the Financial Accounting Standards Board (FASB) issued SFAS No. 123(R), “Share-Based Payment”. This pronouncement amends SFAS No. 123, “Accounting for Stock-Based Compensation”, and supersedes APB Opinion No. 25, “Accounting for Stock Issued to Employees”. SFAS No. 123(R) requires that companies account for awards of equity instruments issued to employees under the fair value method of accounting and recognize such amounts in their statements of operations. Under SFAS No. 123(R), the Company is required to measure compensation cost for all stock-based awards at fair value on the date of grant and recognize compensation expense in the consolidated statements of operations over the service period that the awards are expected to vest.

The Company accounts for stock-based compensation issued to non-employees and consultants in accordance with the provisions of SFAS 123(R) and the Emerging Issues Task Force consensus in Issue No. 96-18 ("EITF 96-18"), "Accounting for Equity Instruments that are Issued to Other Than Employees for Acquiring or in Conjunction with Selling, Goods or Services". Common stock issued to non-employees in exchange for services is accounted for based on the fair value of the services received.

The Company had no outstanding stock options or warrants at September 30, 2008, June 30, 2008 or at June 30, 2007.

Fair value of financial instruments

SFAS No. 107, “Disclosures about Fair Value of Financial Instruments”, requires that the Company disclose estimated fair values of financial instruments. The carrying amounts reported in the statements of financial position for current assets and current liabilities qualifying as financial instruments are a reasonable estimate of fair value.

Income Taxes

The Company accounts for income taxes using the liability method as required by SFAS No. 109, “Accounting for Income Taxes”. Under this method, deferred tax assets and liabilities are determined based on differences between their financial reporting and tax basis of assets and liabilities. The Company was not required to provide for a provision for income taxes for the three months ended September 30, 2008 nor for the fiscal years ended June 30, 2008 and 2007, as a result of net operating losses incurred during the periods. As of September 30, 2008, the Company has available approximately $2,465,000 of net operating losses ("NOL") available for income tax purposes that may be carried forward to offset future taxable income, if any. These carryforwards expire in various years through 2028.  No tax benefit will be recorded until the Company generates taxable income.

Deferred tax assets and the valuation account is as follows at September 30, 2008, June 30, 2008 and 2007:

	September 30,	June 30,
	2008	2008	2007
NOL Carryforward	$$828,300	$660,000	$982,600
Valuation Allowance	(828,300)	(660,000)	(982,600)
Total	$-	$-	$-

The components of current income tax expense for the three months ended September 30, 2008 and for the years ended June 30, 2008 and 2007 respectively are as follows:

	Three Months Ended September 30,	As of June 30,
	2008	2008	2007
Current federal tax expense	$-	$-	$-
Current state tax expense	-	-	-
Change in NOL benefits	(168,300)	(322,600)	346,700
Change in valuation allowance	168,300	322,600	(346,700)
Income tax expense	$-	$-	$-

The income tax provision differs from the amount of income tax as determined by applying the U.S federal income tax rate of 34% to pretax income from operations due to the following:

	For the three months ended September 30,	For the years ended June 30,
	2008	2008	2007
Net Loss	$(158,700)	(372,114)	$(1,156,849)
NOL used	-	(322,688)	-
Permanent effects	(9,600)	694,804	810,154
Taxable temporary differences	-	-	-
Deductible temporary differences	-	-	-
Change in deferred tax asset valuation	168,300	-	(346,695)

Net tax provision	$-	$-	$-

Research and development costs

The Company did not spend any funds on research and development activities for the period from July 1, 2007 through September 30, 2008.

Derivative Financial Instruments

The Company’s derivative financial instruments consist of embedded derivatives related to the Convertible Notes Payable (“the Notes”) entered into in January, 2008.  These Notes contain interrelated embedded derivatives, which include a variable conversion feature, a variable interest feature, and a fixed-price put feature.

Based on the complex nature of the terms of the variable conversion and interest features, the Company chose to employ a Black-Scholes model to value these features.  Due to the less complex nature of the fixed-price put feature, the Company is accreting the put feature based upon the number of days the Note is outstanding

Under the provisions of EITF 00-19 "Accounting for Derivative Financial Instruments Indexed to, and Potentially Settled in, a Company's Own Stock" and SFAS No. 133, “Accounting for Derivative Instruments and Hedging Activities”, as a result of entering into the Notes, the Company is required to record the derivatives at their fair values as of the inception date of the agreement and at a fair value of each subsequent balance sheet date and to classify all other non-employee stock options and warrants as derivative liabilities and mark them to market at each reporting date. Any change in the fair value will be recorded as non-operating, non-cash income or expense at each reporting date. If the fair value of the derivatives is lower at the subsequent balance sheet date, the Company will record a non-operating, non-cash income. In the event that the Company is required to convert the debentures into common stock, the Company is required to eliminate the pro rata portion of the derivative liability associated with the conversion, with a corresponding entry recorded to additional paid-in-capital.

Recently Issued Accounting Pronouncements

In December 2007, the FASB issued SFAS No. 141(R), “Business Combinations”. This Statement provides greater consistency in the accounting and financial reporting of business combinations. It requires the acquiring entity in a business combination to recognize all assets acquired and liabilities assumed in the transaction, establishes the acquisition-date fair value as the measurement objective for all assets acquired and liabilities assumed, and requires the acquirer to disclose the nature and financial effect of the business combination. SFAS No. 141(R) is effective for fiscal years beginning after December 15, 2008. The Company will adopt SFAS No. 141(R) no later than the first quarter of fiscal 2010 and are currently assessing the impact the adoption will have on its financial position and results of operations.

In December 2007, the FASB issued SFAS No. 160, ”Noncontrolling Interests in Consolidated Financial Statements”. This Statement amends Accounting Research Bulletin No. 51, Consolidated Financial Statements, to establish accounting and reporting standards for the noncontrolling interest in a subsidiary and for the deconsolidation of a subsidiary. SFAS No. 160 is effective for fiscal years beginning after December 15, 2008. The Company will adopt SFAS No. 160 no later than the first quarter of fiscal 2010 and are currently assessing the impact the adoption will have on its financial position and results of operations.

In February 2007, the FASB issued SFAS No. 159, “The Fair Value Option for Financial Assets and Financial Liabilities”, which permits entities to choose to measure at fair value eligible financial instruments and certain other items that are not currently required to be measured at fair value. The standard requires that unrealized gains and losses on items for which the fair value option has been elected be reported in earnings at each subsequent reporting date. SFAS No. 159 is effective for fiscal years beginning after November 15, 2007. The Company’s adoption of SFAS No. 159 in the first quarter of fiscal 2009 did not have a material impact on its financial position and results of operations.

In September 2006, the FASB issued SFAS No. 158, “Employers’ Accounting for Defined Benefit Pension and Other Postretirement Plans”, an amendment of FASB Statements No. 87, 88, 106, and 132(R). SFAS No. 158 requires company plan sponsors to display the net over- or under-funded position of a defined benefit postretirement plan as an asset or liability, with any unrecognized prior service costs, transition obligations or actuarial gains/losses reported as a component of other comprehensive income in shareholders’ equity. SFAS No. 158 is effective for fiscal years ending after December 15, 2006. The Company adopted the recognition provisions of SFAS No. 158 as of the end of fiscal 2007. The adoption of SFAS No. 158 did not have an effect on the Company’s financial position or results of operations.

In September 2006, the FASB issued SFAS No. 157, “Fair Value Measurements”. SFAS No. 157 establishes a framework for measuring fair value in accounting principles generally accepted in the United States, clarifies the definition of fair value and expands disclosures about fair value measurements. SFAS No. 157 does not require any new fair value measurements. However, the application of SFAS No. 157 may change current practice for some entities. SFAS No. 157 is effective for financial statements issued for fiscal years beginning after November 15, 2007, and interim periods within those fiscal years. The Company adopted SFAS No. 157 in the first quarter of fiscal 2009 which did not have a material impact on its financial position and results of operations.

In July 2006, the FASB issued Interpretation No. 48, “Accounting for Uncertainty in Income Taxes — an interpretation of FASB Statement No. 109” (FIN 48). This interpretation clarifies the application of SFAS No. 109, “Accounting for Income Taxes”, by defining a criterion that an individual tax position must meet for any part of the benefit of that position to be recognized in an enterprise’s financial statements and also provides guidance on measurement, derecognition, classification, interest and penalties, accounting in interim periods, disclosure and transition. FIN 48 is effective for fiscal years beginning after December 15, 2006, but earlier adoption is permitted. The adoption will not have an impact on the Company’s financial position and results of operations.

Note 4 – Fixed Assets

Provision for depreciation of property and equipment is computed on the straight-line method for financial reporting purposes.  Depreciation is based upon estimated useful lives as follows:

Fixed Asset Schedule	September 30, 2008	June 30, 2008	June 30, 2007
Fixed Assets:
Equipment	$ 6,444	$ 5,185	$ 4,605
Less Depreciation	(3,391)	(2,958)	(1,827)

Net Equipment	$ 3,053	$ 2,227	$ 2,778

Depreciation for the three months ended September 30, 2008 and 2007, respectively, was $432 and $385.  Depreciation for the periods ending June 30, 2008 and 2007 was $1,632 and $2,980, respectively.

Maintenance, repairs, and renewals which neither materially add to the value of the property and equipment nor appreciably prolong its life are charged to expense as incurred.

Note 5 - Stockholders’ Equity (Deficit)

Common Stock

On January 26, 2007, the Company declared a reverse stock split of one-for-one hundred fifty shares of all outstanding and authorized common stock.  Accordingly, all figures have been restated retroactively.

During the fiscal year ended June 30, 2007, the Company had the following common stock transactions:

•

86,376,666 shares were issued for services totaling $1,323,464.  The shares were issued based upon the exemption from registration found in Section 4(2) of the Securities Act.

•

666,667 shares of common stock were issued for $110,000 in services under a Registration Statement on Form S-8 filed on August 9, 2006.

•

666,667  shares of common stock were issued for $90,000 in services under a Registration Statement on Form S-8 filed on October 6, 2006.

•

42,500,000 shares were issued for cash totaling $250,914. These shares were issued in reliance on the exemption from registration provided by Rule 504 of Regulation D.

•

The Company agreed to the cancellation of 4,000,000,000 warrants that were issued on June 2, 2006.  As consideration to the holder of the warrants, the Company agreed to repay $100,000 that the warrant holder had advanced to the Company under the warrant contract and issue 666,667 shares of restricted common stock.  As a result of this transaction, the Company recorded financing costs of $110,000 representing the fair market value of the securities issued.  The Company executed a promissory note for the $100,000 that was due in four equal monthly payments of $25,000 starting on February 1, 2007 and ending on May 1, 2007.  In addition, the warrant holder retained the 666,667 shares of common stock previously issued as collateral against the monies advanced.  On March 15, 2007, the Company entered into a Settlement Agreement with Sequoia International, Inc., which had purchased the $100,000 past due note payable from the warrant holder. The Company agreed to settle by issuing a total of 15,000,000 shares of its common stock to satisfy this transaction. These shares were issued pursuant to Section 3(a)(10) of the Securities Act of 1933, as amended. As a result of this transaction, the Company recorded settlement costs of $525,000 representing the difference between the amount of debt and the value of the securities issued. The Company and Sequoia agreed that the shares would be issued into an escrow account to prevent their immediate resale into the market.  Under the terms of the escrow, Sequoia may not obtain any shares from escrow if the release of such escrow shares would result in Sequoia becoming the beneficial owner of more than 4.9% of the Company’s common stock.

During the fiscal year ended June 30, 2008, the Company had the following common stock transactions:

•

458,500,000 shares were issued for services totaling $1,483,250.  The shares were issued based upon the exemption from registration found in Section 4(2) of the Securities Act.

•

On June 12, 2008, James Bickel, Chief Executive Officer, transferred 25,000,000 shares of his seasoned stock to Magellan Financial Group to satisfy $111,599 in past due debt. On June 19, 2008, the Company reissued 25,000,000 shares to James Bickel to replace the shares he transferred. These shares were valued at $175,000 and issued in reliance on the exemption from registration found in Section 4(2) of the Securities Act.

•

472,392,571 shares were issued for cash totaling $172,000. These shares were issued in reliance on the exemption from registration provided by Rule 504 of Regulation D.

•

272,391,430 shares were issued for finance costs totaling $459,879.  Prior to the realization of loss of control of the Sino UJE entity, the Board of Directors had authorized the Company to issue common shares to minority interest owners of Sino UJE.  It was discovered subsequent to the purchase of Sino UJE, and prior to the realization of loss of control of Sino UJE, that these minority interest owners had not received an equitable share of the purchase of Sino UJE by the Company.  This issuance was made to correct the oversight.  The shares were issued based upon the exemption from registration found in Section 4(2) of the Securities Act.

•

49,041,310 shares were issued to satisfy the non-dilutive interests related to the purchase of Sino UJE, Ltd., totaling $181,453. The shares were issued based upon the exemption from registration found in Section 4(2) of the Securities Act.

During the three months ended September 30, 2008, the Company had the following common stock transactions:

•

5,000,000 shares were issued for services totaling $30,000.  The shares were issued based upon the exemption from registration found in Section 4(2) of the Securities Act.

•

100,000,000 shares were issued for cash totaling $250,000.  These shares were issued in reliance on the exemption from registration provided by Rule 504 of Regulation D.

Preferred Stock

The Company has 100,000,000 shares of preferred stock authorized, of which 13,000,000 shares were outstanding in two different designated series as of September 30, 2008, June 30, 2008 and 2007.

Series B Preferred Stock, of which 15,000,000 shares are designated and 12,000,000 shares are outstanding, does not have voting rights and can be converted into shares of common stock on a 1:1 basis.  In lieu of voting rights, the Series B Preferred Stock is entitled to elect two directors at each shareholder meeting.

Series C Preferred Stock, of which 1,000,000 shares are designated and 1,000,000 shares are outstanding, was issued to James Bickel, Chief Executive Officer, in May 2006 as consideration for personally guaranteeing an advance on a warrant purchase agreement.  The Series C Preferred shares entitle the holder to 1,000 votes per share on all shareholder matters. Subsequent to the fiscal year ended June 30, 2008, the Board of Directors unanimously voted and approved to cancel the Series C Preferred Stock, as such action was in the best interest of the Company.

Stock Subscription

During the year ended June 30, 2006, there were 115,687,568 shares issued into escrow pending the receipt of $40,491 payment.  During the year ended June 30, 2007 the Company received payment in full.

Warrants

During the year ended June 30, 2007, the Company issued 100,000,000 shares of restricted common stock as part of the consideration for the cancellation of 4,000,000,000 warrants the Company had issued the previous year.   As a result of this transaction, the Company recorded financing costs of $110,000 representing the fair market value of the securities issued.

The following table summarizes the warrant activity during the years ended June 30, 2008 and 2007:

	For the Year Ended June 30,
	2008		2007
	Shares	Weighted Average Exercise Price	Shares	Weighted Average Exercise Price
Outstanding at the beginning of the year	-	-	4,000,000,000	$ 0.00072
Granted	-	-	-	-
Exercised	-	-	-	-
Cancelled	-	-	-	-
Expired	-	-	(4,000,000,000)	$ 0.00072

Outstanding at the end of the year	-	-	-	-

There was no warrant activity for the three months ended September 30, 2008.

Note 6 – Marketable Securities

The Company’s wholly-owned subsidiary, Redwood Capital, provides investment banking services to Chinese companies seeking access to U.S. and foreign capital.  Redwood receives, as payment for services, both cash consideration and common shares of stock in the respective entities.  The stock received is carried as an investment and reflects the fair market value of the stock on the date received.

At September 30, 2008 and at June 30, 2008, the Company held an investment in Energroup Holdings (OTC BB: ENHD), a Company which reversed merged with the Dalian Chuming Group, a pork processing company based in China.  As part of the reverse merger, the Company was issued shares which are restricted from sale for a period of 365 days, which is due to expire on January 1, 2009.  The Company has classified these securities as available-for-sale and accounts for them at fair value, which was determined at the date of the reverse merger.  No unrealized gains or losses have been recorded as no trading activity has occurred since the closing of the reverse merger.  Of the $1,643,618 market value reported at September 30, 2008 and at June 30, 2008, approximately $750,105 is held in an escrow account as collateral for the Company’s Notes Payable (see Note 9) and is restricted from sale.  Management has conducted an impairment analysis on the value of the stock and has determined that the fair market value, based upon market conditions present at September 30, 2008 and at June 30, 2008, accurately depicts the value of the shares at that date.

At June 30, 2007, the Company’s investment consisted of common shares of Fushi International, Inc. (OTC: FSIN), which had a cost of $20,789.  The Company recorded $31,285 in unrealized gains as a component of other comprehensive income to bring the fair market value of the securities to $52,074 at June 30, 2007.  These shares were all sold during the fiscal year ended June 30, 2008 to fund the Company’s operations.

The following table summarizes the equity investments held by the Company:

Equity Securities Classified as Available-for-Sale
	Amortized Cost	Unrealized Gain	Unrealized Loss	Fair Value
September 30, 2008	$ 1,643,618	$ -	$ -	$ 1,643,618
June 30, 2008	$ 1,643,618	$ -	$ -	$ 1,643,618
June 30, 2007	$ 20,789	$ 31,285	$ -	$ 52,074

During the fiscal years ended June 30, 2008 and 2007, the Company realized $36,798 and $22,146 in gains from the sales of its equity securities, respectively.

As there were no market changes during the three months ended September 30, 2008, no realized nor unrealized gains or losses have been recognized in the accompanying consolidated financial statements.

Note 7 - Goodwill

Goodwill represents the excess of cost over fair value of net assets acquired through acquisitions. In accordance with SFAS No. 142 issued in June 2001, goodwill recorded by the Company has not been amortized and will be evaluated on an annual basis, or sooner if deemed necessary, in connection with other long-lived assets, for potential impairment.

During the fiscal year ending Jun 30, 2005, the Company acquired the business and all related assets of Redwood Capital, Inc.  The purchase price of $120,000 was satisfied by the Company issuing common and preferred stock.  The acquisition was an arm’s length transaction and has been accounted for using the purchase method.

The following table summarizes the estimated fair value of the assets acquired and equity assumed at the date of acquisition.  The purchase price allocation is based upon management’s best estimate of the relative fair values of the identifiable assets acquired and liabilities assumed.

Net assets acquired:
Goodwill	$45,000
Net assets acquired	45,000

Net liabilities assumed:
Common stock	$75,000

Net liabilities assumed	$$75,000

Note 8 – Notes Payable

The Company executed a note payable with a private third party for $95,000 during May 2000.  The note bears interest at 8% per year and matured May 2001.  The Company has made ongoing payments against the note and presently has a balance owed of $29,700, which is shown as a current liability in the accompanying consolidated financial statements.  The Company is in default on this convertible debenture as it has not repaid the outstanding amount at June 30, 2008.  The Company has accrued approximately $22,800 and $22,200 in interest on this note at September 30 and June 30, 2008, respectively.

ActionView Bridge Note

In August of 2007, the Company entered into a Bridge Financing arrangement with Action View International, Inc.  whereby the Company would have access to up to $130,000.  The financing arrangement had a maturity date of March 31, 2008 and interest rate of 5.7%.  The Company borrowed a total of $120,000 during the fiscal year ending June 30, 2008 and paid interest of approximately $6,945.  The financing arrangement also included a guaranteed return of principal equal to twice the borrowed principal amount.  To satisfy the terms of the agreement, the Company transferred shares of common stock it had held as investment securities with an equivalent value of $240,000 in March of 2008 to Action View’s purchaser, Hybristic Equity Partners, Ltd., which was recognized as additional interest expense during the fiscal year ended June 30, 2008.

Note 9 – Convertible Notes Payable

Sequoia Note Payable

During the fiscal year ended June 30, 2007, the Company agreed to repay $100,000 as part of the consideration for the cancellation of 4,000,000,000 warrants held by La Jolla Cove Investors, Inc.  The Company executed a promissory note for the $100,000 that was due in four equal monthly payments of $25,000 starting on February 1, 2007 and ending on May 1, 2007.  On March 15, 2007, the Company entered into a Settlement Agreement with Sequoia International, Inc., which had purchased the $100,000 past due note payable from La Jolla Cove Investors, Inc. The Company agreed to settle by issuing a total of 15,000,000 shares of its common stock to satisfy this transaction. These shares were issued pursuant to Section 3(a)(10) of the Securities Act of 1933, as amended. As a result of this transaction, the Company recorded settlement costs of $525,000 representing the difference between the amount of debt and the value of the securities issued. The Company and Sequoia agreed that the shares would be issued into an escrow account to prevent their immediate resale into the market.  Under the terms of the escrow, Sequoia may not obtain any shares from escrow if the release of such escrow shares would result in Sequoia becoming the beneficial owner of more than 4.9% of the Company's common stock.

Senior Convertible Notes A & B

Senior Note A:  To obtain funding for the Company's ongoing operations, the Company entered into a note payable with four accredited investors in January, 2008 of up to $600,000.  The terms of the note are such that the Company could borrow an initial $100,000 and have the ability to draw down $60,000 per month based upon certain milestones, including the completion of its annual audit and filing of a subsequent registration statement.

At September 30 and June 30, 2008 the Company had borrowed $335,000 and $280,000, respectively, from the Note, which bears interest at 10% per annum from the date of issuance. Effective July 1, 2008, as a result of not accomplishing a listing on the OTCBB stock listing, which was a milestone required in the lending documents, the interest rate has increased to 12% per annum.  Both principal and interest on the note are convertible into common stock at the rate of 60% of the lowest daily closing bid price of the Company’s common stock during the 5 trading days prior to the conversion date, but in no event less than $0.0006 per share. The Company determined that the beneficial conversion feature of both the principal and interest represents derivative liabilities which must be bifurcated from the Note and separately stated.  Due to their complex nature, the Company used the Black-Scholes model to value the beneficial variable principal and interest conversion features (see Note 10).  The initial fair value assigned to the variable principal conversion feature of Note A was $161,766, which was recorded as a discount to the Note.  This discount is amortized to interest expense over the term of the Note.  Accordingly, the Company has recognized $40,663 for the three months ending September 30, 2008 and $68,065 for the year ended June 30, 2008 in amortized interest expense, bringing the total net value of the Note discount to $53,038 at September 30, 2008 and $93,701 at June 30, 2008.  As no interest had accrued at the date of issuance, the Company did not assign a value to this conversion feature at the date of issuance.  It has; however assigned a value to this feature to the extent that its value exceeds or is less than the total accrued interest at June 30, 2008 (see Note 10).  The Company had accrued $21,561 at September 30, 2008 and $8,469 at June 30, 2008 in interest relating to this Note.

The Note matures one year from the date of issuance and can be ‘put’, or sold back to the Company for a value of 200% of the face value of the note, payable in marketable securities (Energroup Holdings, or ‘ENHD’ stock) owned by the Company at June 30, 2008.  Accordingly, the Company has placed marketable securities in ENHD with a market value of $560,000 into an escrow account as collateral.  The Company has determined this put-feature to be derivative in nature, which requires bifurcation and separate statement.  Due to the fixed nature of the put value, the Company has accreted a liability of $225,164 and $117,814 at September 30, 2008 and June 30, 2008, respectively, based upon the anticipated future value of the put option at maturity, which is recorded in the derivatives liability section of the consolidated balance sheets at September 30, 2008 and June 30, 2008 (see Note 10).

The call option provides the Company with the right to prepay the outstanding note at any time, provided that the Company provides three days advance written notice. An event of default includes the failure by the Company to become listed on a stock exchange such as the OTC:BB by July 1, 2008.  As a result of default, the Lenders may accelerate the obligation of the Company to pay the principal or interest on the notes when due.  As of July 1, 2008, the Company is in default on this Note.

Senior Convertible Note B – To obtain bridge funding for reverse merger transactions which Redwood Capital has currently in-progress, the Company entered into a note payable with four accredited investors in February, 2008 for up to $800,000.  The terms of the note are such that the Company could borrow an initial $115,000 and have the ability to draw down amounts ranging from $100,000 to $150,000 based upon certain milestones, most notably subsequent stages of such reverse merger transactions.

At September 30 and June 30, 2008 the Company had borrowed $295,730 and $190,105, respectively, from the Note, which bears interest at 10% per annum from the date of issuance. Interest on the note is convertible into common stock at the rate of 60% of the of the monthly closing bid price of the Common Stock on the last trading day of such month.  The Company determined that this beneficial conversion feature represents a derivative liability which must be bifurcated from the Note and separately stated.  As no interest had accrued at the date of issuance, the Company determined that no discount related to this beneficial conversion feature had occurred (see Note 10) at the date of issuance.  The Company values this feature at each reporting date and, to the extent that it exceeds or is less than the total accrued interest, records a value to derivative liability (see Note 10).  At September 30 and June 30, 2008, the Company had accrued $12,358 and $5,367, respectively, in interest related to this Note.

The Note matures on December 19, 2008 and can be ‘put’, or sold back to the Company for a value of 300% of the face value of the note, which is payable as 100% of the face value in cash and 200% payable in marketable securities which Redwood Capital is anticipated to receive upon closing its reverse merger transactions which are currently in-progress.  The Company has determined this put-feature to be derivative in nature, which requires bifurcation and separate statement.  Due to the fixed nature of the put value, the Company has accreted a liability of $435,813 and $165,091 based upon the anticipated future value of the put option at maturity, which is recorded in the derivatives liability section of the consolidated balance sheets at September 30 and June 30, 2008, respectively (see Note 10).

The Note is secured by marketable securities held by the Company, ‘ENHD’ stock.  Accordingly, the Company has issued shares of ENHD stock equal to $190,105 or 100% of the face value of the Note into an escrow account.  The Company has a call option under the terms of the notes.  The call option provides the Company with the right to prepay all of the outstanding note at any time, provided that the Company provides an additional 200% return payable in cash to each Lender. An event of default includes the failure by the Company to complete subsequent stages of Redwood Capital’s current reverse merger transactions in-progress.  As a result of default, the interest rate on the Note accelerates to 18% per annum.  As of the date of this report, the Company is not in default of this Note.

The following table describes the total net value of current notes payable held by the Company at September 30, 2008 (unaudited) and at June 30, 2008:

September 30,
2008 (unaudited)

	Note A	Note B	Total Notes Payable
Principal Value	$335,000	$295,730	$630,730
Discount	(53,038)	0	(53,038)
Net Value of Notes Payable	$281,962	$295,730	$577,692
	June 30.
	2008
	Note A	Note B	Total Notes Payable
Principal Value	$280,000	$190,105	$470,105
Discount	(93,701)	-	(93,701)
Net Value of Notes Payable	$186,299	$190,105	$376,404

The Company has recorded $40,663 and $68,065 in interest expense related to the accretion of the discount on Note A in the consolidated statements of operation and comprehensive income during the three months ended September 30, 2008 and during the fiscal year ended June 30, 2008, respectively.

Note 10 – Derivative Liabilities

Both Senior Note A and B include certain beneficial conversion features and put options.  The features, described below, are as follows:

•

The variable principal conversion feature, which allows the investor to convert Note A into common stock at the rate of 60% of the lowest daily closing bid price of the Company’s common stock during the 5 trading days prior to the conversion date, but in no event less than $0.0006 per share. The variable interest rate provision which allows the investor to convert the interest accrued on Note AA into common stock at the rate of 60% of the lowest daily closing bid price of the Company’s common stock during the 5 trading days prior to the conversion date, but in no event less than $0.0006 per share;

•

The variable interest rate provision which allows the investor to convert the interest accrued on Note B into common stock at the rate of 60% of the of the monthly closing bid price of the Common Stock on the last trading day of such month

•

The put features, which allows the investor to convert the face value of each Note into securities held, or to be earned, by Redwood Capital and/or cash at each Note’s maturity.

The Company determined that the above features represented derivative liabilities which required bifurcation from the Notes.  Due to the complexity of the beneficial variable principal and interest conversion features, the Company determined that the Black-Scholes model would be required to value the derivatives at the issuance date and subsequently at each reporting date.  The following key assumptions were used to calculate the fair value of the beneficial principal and interest features:

Black Scholes Valuation Model Features

Stock Price:  This is the stock price as of the respective valuation date.

Exercise Price:  The exercise price used in the valuation analysis was set according to the terms of the Notes.  The exercise price is set at a rate of 60% of the lowest daily closing bid price of the Company’s common stock during the 5 trading days prior to the conversion date, but in no event less than $0.0006 per share for one Note, and 60% of the lowest daily closing bid price of the Company’s common stock on the last trading day of the month for Note B

Volatility:  Volatility is a measure of the standard deviation of the stocks continuously compounded return over the life of the security.  The ideal volatility for an accurate calculation of fair value is the future volatility of the security.  This cannot be known with certainty, so an approximation is derived using historical return volatility for a period of time equal to the remaining life of the instrument as a proxy, and professional judgment.  As part of our valuation, we performed an analysis of the historical volatility of returns for the Company’s stock.  Based on our analysis, we chose standard deviations of 191% at September 30, 2008 and 331% at June 30, 2008 as our best estimates of future volatility.

Risk-Free Rate:  The appropriate risk free rate is the interest rate of a U.S. treasury note with a maturity equal to the maturity of the respective security.  At September 30, 2008 and June, 2008, the risk free interest rates were approximately 0.92% and 2.135%, respectively.

Time to Maturity:  The time to maturity is measured based on the remaining term of the security as of the valuation date.

At the issuance date, the variable principle conversion feature was valued at $161,766.  At September 30, 2008, the fair value of the variable principle conversion feature was $562,427.  At June 30, 2008, the fair value of the variable principle conversion feature was $612,330.  Accordingly, the Company recognized a gain from the derivative charge for the three months ended September 30, 2008 of $49,903 and additional expenses related to this derivative charge of $450,564 for the year ended June 30, 2008.

As no interest had accrued at the issuance of Note A and B, the Company did not value the variable interest conversion feature at the issuance date.  At September 30 the fair value of the variable interest conversion feature was less than the accrued interest feature by $2,961.  At June 30, 2008, the fair value of the variable interest conversion features exceeded the current accrued interest by $6,791.  Accordingly, the Company recognized a gain from this derivative activity of $9,752 for the three months ended September 30, 2008 and additional interest expense related to this derivative charge of $6,791 for the year ended June 30, 2008.

Due to the fixed-value nature, the put feature for each Note was accreted based upon the known future value of each put.  The put feature for Note A provides that the investor that a total value equal to 200% of the face value of the Note may be put at the Note’s maturity.  Accordingly, the Company has accreted $225,164 and $117,814 as additional interest expense in the derivatives liability section of the consolidated balance sheets at September 30 and June 30, 2008, respectively.  The put feature for Note B provides that the investor that a total value equal to 300% of the face value of the Note may be put at the Note’s maturity.  Accordingly, the Company has accreted $435,813 and $165,091 as additional interest expense in the derivatives liability section of the consolidated balance sheets at September 30 and June 30, 2008, respectively.

The following table summarizes the derivative liabilities held by the Company at September 30 and June 30, 2008:

	September 30,
	2008 (unaudited)
	Note A	Note B	Total Derivatives Liability
Derivative Liability, Principal conversion feature	$562,427	$-	$562,427
Derivative Liability, Interest conversion feature	(1,250)	(1,711)	(2,961)
Derivative Liability, Put Option	225,163	435,813	660,976
Net Value Derivative Liabilities	$786,340	$434,102	$1,220,442

	June 30.
	2008
	Note A	Note B	Total Derivatives Liability
Derivative Liability, Principal conversion feature	$612,330	$-	$612,330
Derivative Liability, Interest conversion feature	4,744	2,048	6,792
Derivative Liability, Put Option	117,814	165,091	282,905
Net Value Derivative Liabilities	$734,888	$167,139	$902,027

The Company has recorded a total of $49,904 in derivative recovery and $9,752 as a reduction of interest expense for the three months ended September 30, 2008.  The Company also recorded $450,564 in derivative charges and $289,696 as additional interest expense in the consolidated statements of operation and comprehensive income related to the valuation of the above derivative liabilities during the fiscal year ended June 30, 2008.

Note 11 – Supplemental Disclosure of Cash Flows

The Company prepares its statements of cash flows using the indirect method as defined under the Financial Accounting Standard No. 95.

The Company paid $0 and $0 for income tax and $246,945 and $2,433 in interest for the fiscal years ended June 30, 2008 and 2007.

Note 12 – Commitments & Contingencies

Operating Leases

The Company leases its U.S. office facilities under a lease expiring May 31, 2009 and requiring monthly payments of $1,250 plus common area costs. The Company abandoned a lease of an apartment in Beijing, China during the three months ended September 30, 2008, which resulted in additional rent expense of $6,433.  The Company entered into a new lease for an apartment in Beijing, China, expiring on September 30, 2009, for purposes of housing customers, guests and consultants, requiring monthly payments of 9,500 Chinese Renmibi (CNY) during the three months ended September 30, 2008.  The Company also leases an office in Beijing under a lease expiring March 9, 2009, requiring monthly payments of 9,000 CNY.  Rent expense for the Chinese facilities is translated into U.S dollars at the current foreign exchange rate on the date due, in accordance with SFAS No. 52, “Foreign Currency Translation”. Future minimum rental payments under the noncancellable operating leases as of September 30, 2008 are as follows:

Year Ending Sept 30,	Amount
2009	$29,923
Total future minimum payments	$29,923

 Rent expense was $18,440 for the three months ended September 30, 2008 and $41,786 and $16,884 for the fiscal years ended June 30, 2008 and 2007, respectively. Future annual minimum lease payments total $29,923 (translated using the spot rate at September 30, 2008) through the year ending September 30, 2009.

Legal Proceedings

S3I Holdings, Inc. and Securesoft were named defendants in a case entitled Radford v. Yamamoto, Berlandier, S3I, Securesoft and Grant. Radford filed complaint on February 10, 2004 alleging nonpayment of back wages. Defendants answered the complaint on July 9, 2004. Stipulated mediation before an arbitrator was to have been completed on November 17, 2004. However, Radford filed a motion to have the case moved to state court for adjudication.  On June 7, 2005 the Company filed a motion with the Court of Appeal of the State of California Fourth Appellate District, Division One, to compel mediation before an arbitrator.  On June 15, 2006, the Company agreed to settle the suit for $42,000, which was completely paid by the Company prior to June 30, 2008.

S3 Investment Company, Inc., S3I Holdings, Inc. and Securesoft were named defendants in a case entitled Villella V. Yamamoto, Berlainder, et al.  Villella filed the complaint on April 13, 2005.  Notice of service was not properly given to the Company until August of 2005.  The Company filed a cross-complaint for damages against Villella on September 20, 2005.  The Company agreed to a settlement in the amount of $183,000, of which $150,000 remains at September 30, 2008.

On October 1, 2006, the Company entered into a Consulting Agreement with Merriman Curhan Ford & Co (“Merriman”).  The Consulting Agreement set forth, among other things, the circumstances under which the Company would make certain scheduled payments to Merriman and described certain other financial obligations of the Company in consideration for Merriman’s financial advisory services. On September 7, 2007, the Company filed an action against Merriman in the Superior Court of the State of California, for the City and County of San Francisco, titled S3 Investment Company, Inc., a California corporation v. Merriman Curhan Ford & Co., et al., Case No. CGC-07-466952 (“Complaint”).  The Complaint alleged causes of action against Merriman for breach of contract, fraud, negligent misrepresentation, intentional and negligent interference with prospective economic relations.  This case was settled in July 2008.  Terms of the settlement agreement are confidential, but the Company does not believe the settlement will have a material effect on our financial position, financial results or cash flows.

On March 15, 2007, the Company entered into a Settlement Agreement with Sequoia International, Inc., which had purchased a $100,000 note payable from La Jolla Cove Investors, Inc. The Company agreed to settle by issuing a total of 15,000,000 shares of its common stock to satisfy this transaction. These shares were issued pursuant to Section 3(a)(10) of the Securities Act of 1933, as amended. As a result of this transaction, the Company recorded settlement costs of $525,000 representing the difference between the amount of debt and the value of the securities issued. The Company and Sequoia agreed that the shares would be issued into an escrow account to prevent their immediate resale into the market.  Under the terms of the escrow, Sequoia may not obtain any shares from escrow if the release of such escrow shares would result in Sequoia becoming the beneficial owner of more than 4.9% of the Company’s common stock.

Effective March 1, 2008, the Company entered into a Settlement Agreement with Luce, Forward, Hamilton & Scripps, LLP, whom had previously provided legal services to the Company on a number of different matters, in the amount of $38,607.  The Company agreed to pay this amount in monthly installments of $2,000.  The Company has paid $12,000 and $6,000 towards the total amount outstanding as of September 30 and June 30, 2008, respectively.

Employment agreement

On January 26, 2007, the Company entered into an Employment Agreement with James Bickel, President.  Pursuant to the Employment Agreement, Mr. Bickel will serve as President for an employment term through January 26, 2009.  Mr. Bickel is entitled to an annual base salary of $96,000. Mr. Bickel is also Chairman of the Board of Directors of the Company. Mr. Bickel is responsible for the remittance of any appropriate withholding taxes as a result of this Employment Agreement.

Note 13 – Discontinued Operations

Since December 31, 2006, The Company has not received any financial statements from the Hong Kong management of Sino UJE, Ltd. (the “Subsidiary”). Representatives from the Company have visited the Subsidiary’s offices in Hong Kong four (4) times throughout 2007 in an attempt to maintain control of this Subsidiary and its operations. During the visits, Company representatives requested all financial statements, cash reports, and bank statements. Throughout 2007, the Company was promised that it would receive the above requested documents by November 11, 2007. No documents were received.

After not receiving documents on November 11, 2007, the Company, with permission of the Board, attempted to remove the then manager. The Company then requested the financial statements to be delivered to our US office no later than December 31, 2007.

The Company then visited the Subsidiary’s offices in Hong Kong three (3) times throughout 2008. On every visit, the Company requested all financial statements, cash reports, and bank statements.

By April 2, 2008, the Company had still not received any financial statements or any other reports necessary for successful or proper management of the Subsidiary as a part of its holdings. During the second quarter of 2008, the Company discovered that the current management of the Subsidiary had relocated the Subsidiary’s offices and did not inform the Company where the new offices were. Upon discovering that the Subsidiary’s offices had been moved to a new, unknown location, the Company immediately attempted to contact Li Jun and Wellman Liu, two managers of the Subsidiary. After attempting to contact Li Jun and Wellman Liu, the Company discovered that the principals had been providing false contact information and other vital information during the fiscal year ended June 30, 2007.

By mid 2008, it was discovered that Li Jun and Wellman Liu had been moving the assets of the Subsidiary to a new entity owned by Li Jun and Wellman Liu. Unsure of the status of the Subsidiary and its financial condition, the Company refused to sign any agreements or leases as owner or on behalf of the Subsidiary.

As of August 31, 2008, all of the Subsidiary bank accounts have been closed. Further, all officers and directors have been removed to the extent the Company has been able to remove them.  The Hong Kong Corporation that held the Subsidiary is in a non-active state and the business operations are no longer in existence.

Because of the above events, the Company is no longer in control of any of the assets of the Subsidiary.  Accordingly, the Company has recorded a loss from discontinued operations of $79,759 and a loss from abandonment of this Subsidiary of $726,925 for the year ended June 30, 2007.  The Company was able to sell a small part of the Subsidiary in which it had retained ownership which resulted in a recovery from discontinued operations of $190,304 for the year ended June 30, 2008.  During the three months ended September 30, 2008, the Company was able to garnish the remaining cash held in the US from the entity, which resulted in a recovery from discontinued operations of $29,602.

Note 14 - Subsequent Events

Subsequent to the three months ended September 30, 2008, the Company entered into a Bridge Loan with third party lenders, whereby the Company may borrow up to $350,000.  Upon the successful closing of the Company’s next financial transaction, the lenders may receive the return of their principal plus equitable securities equal to 100% of their principal balance of the Bridge Loan which the Company expects to receive from this closing.  As of the date of this report, the Company has borrowed a total of $40,000 related to this Bridge Loan.

PROSPECTUS

September 30, 2008

S3 Investment Company, Inc.

4115 Blackhawk Plaza Circle, Suite 100

Danville, CA 94506

(925) 736-2861

Until, all dealers that effect transactions in these securities, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to the dealers' obligation to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

PART II - INFORMATION NOT REQUIRED IN PROSPECTUS

Item 24.  Indemnification of Directors and Officers.

The statutes, charter provisions, bylaws, contracts or other arrangements under which controlling persons, directors or officers of the issuer are insured or indemnified in any manner against any liability which they may incur in such capacity are as follows:

      1.  Section 317 of the California General Corporations Law authorizes a court to award, or a corporation's board of directors to grant, indemnity to directors and officers who are parties or are threatened to be made parties to any proceeding (with certain exceptions) by reason of the fact that the person is or was an agent of the corporation, against expenses, judgments, fines, settlements and other amounts actually and reasonably incurred in connection with the proceeding if that person acted in good faith and in a manner the person reasonably believed to be in the best interests of the corporation. Section 204 of the law provides that this limitation on liability has no effect on a director's liability (a) for acts or omissions that involve intentional misconduct or a knowing and culpable violation of law, (b) for acts or omissions that a director believes to be contrary to the best interests of the corporation or its shareholders or that involve the absence of good faith on the part of the director, (c) for any transaction from which a director derived an improper personal benefit, (d) for acts or omissions that show a reckless disregard for the director's duty to the corporation or its shareholders in circumstances in which the director was aware, or should have been aware, in the ordinary course of performing a director's duties, of a risk of a serious injury to the corporation or its shareholders, (e) for acts or omissions that constitute an unexcused pattern of inattention that amounts to an abdication of the director's duty to the corporation or its shareholders, (f) under Section 310 of the law (concerning contracts or transactions between the corporation and a director), or (g) under Section 316 of the law (directors' liability for improper dividends, loans and guarantees).

Section 317 does not extend to acts or omissions of a director in his capacity as an officer. Further, Section 317 has no effect on claims arising under federal or state securities laws and does not affect the availability of injunctions and other equitable remedies available to our shareholders for any violation of a director's fiduciary duty to us or our shareholders. Although the validity and scope of the legislation underlying Section 317 have not yet been interpreted to any significant extent by the California courts, Section 317 may relieve directors of monetary liability to us for grossly negligent conduct, including conduct in situations involving attempted takeovers of our company.

 In accordance with Section 317, our articles of incorporation eliminate the liability of each of our directors for monetary damages to the fullest extent permissible under California law. Our articles further authorize us to provide indemnification to our agents (including our officers and directors), subject to the limitations set forth above. The articles and bylaws further provide for indemnification of our corporate agents to the maximum extent permitted by California law. Additionally, we maintain insurance policies which insure our officers and directors against certain liabilities.

The foregoing summaries are necessarily subject to the complete text of the statute, our articles, our bylaws and the agreements referred to above and are   qualified in their entirety by reference thereto.

The Company shall indemnify to the fullest extent permitted by Section 317 of the California General Corporation Laws, as may be amended from time to time, any director or officer of the Company who is a party or who is threatened to be made a party to any proceeding which is a threatened, pending or completed action or suit brought against said officer or director in his official capacity. This Company shall not indemnify any director or officer in any action or suit, threatened, pending or completed, brought by him against the Corporation, in the event the officer or director is not the prevailing party. Indemnification of any other persons, such as employees or agents of the Corporation, or serving at the request of the Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust, or other enterprise, shall be determined in the sole and absolute discretion of the Board of Directors of the Corporation.

      2.  The Issuer's Certificate of Incorporation limit liability of its Officers and Directors to the full extent permitted by the Florida General Corporation Law. The bylaws provide for indemnification in accordance with the foregoing statutory provisions.

Item 25.  Other Expenses of Issuance and Distribution

The following table sets forth all estimated costs and expenses, other than underwriting discounts, commissions and expense allowances, payable by the issuer in connection with the maximum offering for the securities included in this registration statement:

Amount
SEC registration fee	$300.00
Blue Sky fees and expenses	500.00
Legal fees and expenses	7,500.00
Accounting fees and expenses	10,000.00
Total	$18,300.00

Item 26.  Recent Sales of Unregistered Securities.

The following sets forth information relating to all previous sales of common stock by the Registrant which sales were not registered under the Securities Act of 1933.

The purchasers listed above represented their intentions to acquire the securities for investment only and not with a view toward distribution. None of the securities were sold through an underwriter and accordingly, there were no underwriting discounts or commissions involved.

Item 27. Exhibits Index.

			Incorporated by reference
Exhibit	Exhibit Description	Filed herewith	Form	Period ending	Exhibit	Filing date
3(i)a	Articles of Incorporation		SB-2		3.1	11/5/2001
3(i)b	Amendment to Articles of Incorporation dated 06/30/01		SB-2		3.3	11/5/2001
3(i)(c)	Amendment to Articles of Incorporation dated 01/16/02		SB-2		3.4	11/5/2001
3(i)(d)	Amendment to Articles of Incorporation dated 07/13/06		8-K		3.3	7/19/2006
3(i)(e)	Amendment to Articles of Incorporation dated 02/12/07		8-K		3.2	02/12/2007
3(i)(f)	Amendment to Articles of Incorporation dated 04/02/03		S-1		3(i)(f)	11/18/2007
3(i)(g)	Amendment to Articles of Incorporation dated 10/06/04		S-1		3(i)(g)	11/18/2007
3(i)(h)	Amendment to Articles of Incorporation dated 04/16/07		S-1		3(i)(h)	11/18/2007
3(i)(i)	Amendment to Articles of Incorporation dated 09/07/07		S-1		3(i)(i)	11/18/2007
3(ii)a	Bylaws		SB-2		3.2	11/5/2001
4.1	Specimen Stock Certificate		SB-2		4.1	11/5/2001
5.1	Opinion of Counsel, regarding the legality of the securities registered hereunder.		S-1		5.1	11/18/2007
10.1	Employment Agreement with James Bickel dated 01/26/07		S-1		10.1	11/18/2007
10.2	Director Agreement with James Bickel dated 03/01/08		S-1		10.2	11/18/2007
10.3	Director Agreement with Gary Nerison dated 03/01/08		S-1		10.3	11/18/2007
10.4	Director Agreement with Manhong Liu dated 03/01/08		S-1		10.4	11/18/2007
10.5	Bridge Loan Agreement dated 01/28/08		S-1		10.5	11/18/2007
10.6	Bridge Loan Agreement dated 02/19/08		S-1		10.6	11/18/2007
10.7	Amendment No. 1 to Bridge Loan Agreement dated 01/28/08		S-1		10.7	11/18/2007
10.8	Amendment No. 1 to Bridge Loan Agreement dated 02/19/08		S-1		10.8	11/18/2007
10.9	Amendment No. 1 to Put Agreement dated 01/28/08		S-1		10.9	11/18/2007
10.10	Amendment No. 2 to Bridge Loan Agreement dated 1/28/08		S-1		10.10	11/18/2007
23.1	Consent of Independent Auditors	X
23.2	Consent of Counsel (Included as part of Exhibit 5.1)		S-1		23.2	11/18/2007

Item 28. Undertakings.

      The undersigned registrant undertakes:

(1) To file, during any period in which offer or sales are being made, a post-effective amendment to this registration statement:

                    I. To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

                    II. To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post effective amendment) which, individually or in the aggregate, represent a fundamental change in the information in the registration statement;

                    III. To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to the information in the Registration Statement.

          (2) That, for the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of securities at that time shall be deemed to be the initial bona fide offering.

          (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4) That, if the registrant is subject to Rule 430C, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

(5) That, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities: The undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

▪

Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

▪

Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

▪

The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

▪

Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

(6) The registrant shall request acceleration  pursuant to Rule 461 under the Securities Act and there insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

Subject to the terms and conditions of Section 15(d) of the Securities Exchange Act of 1934, the undersigned Registrant hereby undertakes to file with the Securities and Exchange Commission any supplementary and periodic information, documents, and reports as may be prescribed by any rule or regulation of the Commission heretofore or hereafter duly adopted pursuant to authority conferred to that section.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers, and controlling persons of the Registrant pursuant to our certificate of incorporation or provisions of Nevada law, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission the indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. If a claim for indemnification against liabilities (other than the payment by the Registrant) of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit, or proceeding is asserted by a director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of our counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether the indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of the issue.

SIGNATURES

      Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-1 and has duly caused this registration statement to be signed on our behalf by the undersigned, in the City of Danville, State of California, on January 20, 2009.

      In accordance with the requirements of the Securities Act of 1933, as amended, this registration statement has been signed by the following persons in the capacities and on the dates stated.

S3 Investment Company, Inc.

January 20, 2009	/s/ James Bickel
Date	James Bickel Chief Executive Officer, President and Chairman of the Board /s/ Gary Nerison Gary Nerison Secretary, Treasurer, and Member of the Board

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

EXHIBITS

TO

AMENDMENT NO. 1

REGISTRATION STATEMENT

ON FORM S-1

UNDER

THE SECURITIES ACT OF 1933

S3 INVESTMENT COMPANY, INC.

INDEX TO EXHIBITS

			Incorporated by reference
Exhibit	Exhibit Description	Filed herewith	Form	Period ending	Exhibit	Filing date
3(i)a	Articles of Incorporation		SB-2		3.1	11/5/2001
3(i)b	Amendment to Articles of Incorporation dated 06/30/01		SB-2		3.3	11/5/2001
3(i)(c)	Amendment to Articles of Incorporation dated 01/16/02		SB-2		3.4	11/5/2001
3(i)(d)	Amendment to Articles of Incorporation dated 07/13/06		8-K		3.3	7/19/2006
3(i)(e)	Amendment to Articles of Incorporation dated 02/12/07		8-K		3.2	02/12/2007
3(i)(f)	Amendment to Articles of Incorporation dated 04/02/03		S-1		3(i)(f)	11/18/2007
3(i)(g)	Amendment to Articles of Incorporation dated 10/06/04		S-1		3(i)(g)	11/18/2007
3(i)(h)	Amendment to Articles of Incorporation dated 04/16/07		S-1		3(i)(h)	11/18/2007
3(i)(i)	Amendment to Articles of Incorporation dated 09/07/07		S-1		3(i)(i)	11/18/2007
3(ii)a	Bylaws		SB-2		3.2	11/5/2001
4.1	Specimen Stock Certificate		SB-2		4.1	11/5/2001
5.1	Opinion of Counsel, regarding the legality of the securities registered hereunder.		S-1		5.1	11/18/2007
10.1	Employment Agreement with James Bickel dated 01/26/07		S-1		10.1	11/18/2007
10.2	Director Agreement with James Bickel dated 03/01/08		S-1		10.2	11/18/2007
10.3	Director Agreement with Gary Nerison dated 03/01/08		S-1		10.3	11/18/2007
10.4	Director Agreement with Manhong Liu dated 03/01/08		S-1		10.4	11/18/2007
10.5	Bridge Loan Agreement dated 01/28/08		S-1		10.5	11/18/2007
10.6	Bridge Loan Agreement dated 02/19/08		S-1		10.6	11/18/2007
10.7	Amendment No. 1 to Bridge Loan Agreement dated 01/28/08		S-1		10.7	11/18/2007
10.8	Amendment No. 1 to Bridge Loan Agreement dated 02/19/08		S-1		10.8	11/18/2007
10.9	Amendment No. 1 to Put Agreement dated 01/28/08		S-1		10.9	11/18/2007
10.10	Amendment No. 2 to Bridge Loan Agreement dated 1/28/08		S-1		10.10	11/18/2007
23.1	Consent of Independent Auditors	X
23.2	Consent of Counsel (Included as part of Exhibit 5.1)		S-1		23.2	11/18/2007